SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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NeoPhotonics Corporation
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2911 Zanker Road
San Jose, California 95134 USA
+1-408-232-9200
Dear Stockholder:
I would like to extend an invitation for you to join us at the Annual Meeting of Stockholders of NeoPhotonics Corporation on June 4, 2019, at 9:00 a.m. Pacific Time at our principal office located at 2911 Zanker Road, San Jose, California 95134 USA.
At this year’s meeting, you will be asked to approve the election of the two nominees for director named in the accompanying proxy statement, to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019, and to approve an amendment and restatement of our 2010 Employee Stock Purchase Plan (the “ESPP”) to increase the aggregate number of shares of common stock authorized for issuance thereunder by 1,500,000 and make certain other changes.
I urge you to vote, as the board of directors has recommended:
1. To elect each of our Class III director nominees;
2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019; and
3. To approve the amendment and restatement of our ESPP to increase the aggregate number of shares of common stock authorized for issuance thereunder by 1,500,000 and make certain other changes.
Attached you will find a notice of meeting (which includes a notice of internet availability of our proxy materials) and proxy statement that contains further information about these items, as well as specific details of the meeting.
Only our stockholders of record at the close of business on April 10, 2019 are entitled to vote at the meeting. A list of registered stockholders entitled to vote at the meeting will be available at our office located at 2911 Zanker Road, San Jose, California 95134 USA, for ten days prior to the meeting and at the meeting.
I cordially invite all stockholders to attend the meeting in person. However, to assure your representation at the meeting, I urge you to submit your proxy as promptly as possible.
Your vote is important. Whether or not you expect to attend the meeting, I encourage you to vote. Please use the telephone or internet voting, or sign and return your proxy card prior to the meeting. This will assure that your shares will be represented and voted at the meeting, even if you cannot attend.
Sincerely,

Timothy S. Jenks
President, Chief Executive Officer and
Chairman of the Board of Directors
San Jose, California
April 22, 2019

2911 Zanker Road
San Jose, California 95134 USA
+1-408-232-9200
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 4, 2019
You are invited to attend the 2019 NeoPhotonics Corporation Annual Meeting of Stockholders:

When	June 4, 2019, at 9:00 a.m. Pacific Time.

Where	Our principal office located at 2911 Zanker Road, San Jose, California 95134 USA.
Items of Business
• Election of the two Class III directors nominated by our board of directors to serve for a three-year term or until their successors are elected and qualified (Proposal No. 1);
• Ratification of the selection by our Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal No. 2); and
• Approval of an amendment and restatement of our 2010 Employee Stock Purchase Plan (the “ESPP”) to increase the aggregate number of shares of common stock authorized for issuance thereunder by 1,500,000 and make certain other changes (Proposal No. 3).

Record Date	You are entitled to vote if you are a stockholder of record at the close of business on April 10, 2019.
Voting by Proxy
The board of directors is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the meeting. Please see “Questions and Answers About These Proxy Materials and Voting” in the accompanying Proxy Statement for information on submitting your proxy over the internet, by telephone, or by mail. If you later decide to vote at the meeting, information on revoking your proxy prior to the meeting is also provided. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Attendance at Meeting	If you plan to attend, please be sure to indicate your attendance when prompted during your internet or telephone submission.

Recommendations
The board of directors recommends that you vote:
• “FOR” each of our nominees for Class III director (Proposal No. 1);
• “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal No. 2); and
• “FOR” the amendment and restatement of our ESPP to increase the aggregate number of shares of common stock authorized for issuance thereunder by 1,500,000 and make certain other changes (Proposal No. 3).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 4, 2019, at our principal office located at 2911 Zanker Road, San Jose, California 95314 USA.
The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission, are available at http://IR.neophotonics.com.
Your vote is important. Whether or not you expect to attend the meeting, please submit your proxy promptly in order to assure that a quorum is present. Thank you for your attention to this important matter.

By order of the board of directors,
Timothy S. Jenks
President, Chief Executive Officer and
Chairman of the Board of Directors
San Jose, California
April 22, 2019

NEOPHOTONICS CORPORATION
2911 Zanker Road
San Jose, California 95314 USA
+1-408-232-9200
PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS
Your proxy is solicited by the board of directors of NeoPhotonics Corporation (also referred to as the “Company”) for use at the 2019 Annual Meeting of Stockholders (also referred to as the “Annual Meeting”). Your vote is very important. For this reason, the board of directors is requesting that you allow your shares to be represented at the 2019 Annual Meeting of Stockholders by the proxies named on the proxy card. In connection with the solicitation of proxies by the board of directors, we are sending a Notice of Internet Availability of Proxy Materials (also referred to as the “Notice”) to our stockholders of record as of April 10, 2019. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. We intend to mail the Notice to all stockholders of record on or about April 22, 2019.
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice to our stockholders of record as of April 10, 2019. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate your election. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.
Will I receive any other proxy materials by mail?
We do not expect to send any proxy materials by mail unless requested.
How do I attend the Annual Meeting?
The Annual Meeting will be held on June 4, 2019, at 9:00 a.m. Pacific Time at 2911 Zanker Road, San Jose, California 95134 USA. A map and directions are set forth on Annex A of this proxy statement. Information on how to vote in person at the Annual Meeting is discussed below.
You will be admitted to the Annual Meeting if you were a NeoPhotonics stockholder or joint holder as of the close of business on April 10, 2019, or you have authority to vote under a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If you are a beneficial owner, you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to April 10, 2019, a copy of the voting instruction form provided by your broker, trustee, or nominee, or other similar evidence of ownership. If you are a stockholder who is a natural person and not an entity, you and your immediate family members will be admitted to the Annual Meeting, provided you and they comply with the above procedures.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on the record date, April 10, 2019, are entitled to receive notice of the Annual Meeting and to vote the shares for which they are stockholders of record on that date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. On the record date, there were 46,469,539 shares of our common stock outstanding. Each share is entitled to one vote.
Stockholders of Record: Shares Registered in Your Name. If on April 10, 2019, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy on the internet or over the telephone as instructed below, or fill out and return a proxy card, to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If on April 10, 2019, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent and present that proxy at the Annual Meeting.
What am I voting on?
There are three matters scheduled for a vote:

1.	Election of two nominees for Class III director named in this proxy statement to serve until the 2022 Annual Meeting of Stockholders or until their successors have been duly elected and qualified;

2.	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

3.
Approval of the amendment and restatement of our 2010 Employee Stock Purchase Plan (the “ESPP”) to increase the aggregate number of shares of common stock authorized for issuance thereunder by 1,500,000 and make certain other changes.

What are the board of directors’ recommendations?
Our board of directors recommends that you vote:

1.	“FOR” the election of each of the two nominees named in this proxy statement to serve on the board of directors; and

2.	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

3.
“FOR” the approval of the amendment and restatement of our ESPP to increase the aggregate number of shares of common stock authorized for issuance thereunder by 1,500,000 and make certain other changes.

What if another matter is properly brought before the meeting?
We will also consider any other business that properly comes before the Annual Meeting. As of April 10, 2019, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the proxy card or voting instruction form will vote the shares they represent using their best judgment.
How do I vote?
For Proposal No. 1, you may either vote “FOR” each nominee to the board of directors or you may withhold your vote for any nominee that you specify.
For Proposal No. 2, you may vote “FOR” or “AGAINST”, or abstain from voting.
For Proposal No. 3, you may vote “FOR” or “AGAINST”, or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy on the internet, vote by proxy over the telephone or vote by proxy by requesting a proxy card in the mail. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote via the internet, go to “www.voteproxy.com” to complete an electronic proxy card and follow the steps outlined on the secured website. Your vote must be received by 11:59 P.M. Eastern Time on June 3, 2019, to be counted.

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To vote by telephone, dial toll-free +1-800-776-9437 within the United States, Canada and Puerto Rico using a touch-tone phone and follow the instructions provided by the recorded message. Your vote must be received by 11:59 P.M. Eastern Time on June 3, 2019, to be counted.

•
To vote by mail, you may do so by first requesting printed copies of the proxy materials by mail and then filling out the proxy card and sending it back in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received a Notice containing voting instructions from that organization rather than from NeoPhotonics. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other nominee. Follow the instructions from your broker or bank, or contact your broker or bank to request a proxy form.
We provide internet and telephone proxy voting to allow you to vote your shares on-line or by telephone, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access or telephone call, such as usage charges from internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 10, 2019.
What if I submit a proxy card but do not make specific choices?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and return a signed and dated proxy card or otherwise vote without marking any voting selections, your shares will be voted as follows:

•	“FOR” the election of each of the two nominees named in this proxy statement to serve on the board of directors;

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

•	“FOR” the amendment and restatement of our ESPP to increase the aggregate number of shares of common stock authorized for issuance thereunder by 1,500,000 and make certain other changes.
If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on the proxy card) will vote your shares as recommended by the board of directors or, if no recommendation is given, will vote your shares using his or her best judgment.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee may vote your shares if they have discretionary authority to vote on the particular matter.
Who is paying for this solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.
How many copies should I receive if I share an address with another stockholder?
The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for the Notice and other proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for NeoPhotonics. If you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive the Notice and other proxy materials separately, please notify your broker and our investor relations department in writing at 2911 Zanker Road, San Jose, California 95134 USA, by email at IR@neophotonics.com or by telephone at +1-408-895-6086. If you currently receive multiple copies of the Notice or other proxy materials at your address and would like to request householding of your communications, please contact your broker and our investor relations department as described above.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	You may grant a subsequent proxy by telephone or through the internet, provided that your subsequent proxy must be received by 11:59 P.M. Eastern Time on June 3, 2019;

•	You may submit another properly completed proxy bearing a later date, which must be received before the final vote;

•
You may send a written notice of revocation to our principal executive offices at 2911 Zanker Road, San Jose, California 95134 USA, attention Judi L. Otteson, Vice President & General Counsel, which must be received before the final vote; or

•
You may attend the Annual Meeting and notify the election officials at the Annual Meeting that you wish to revoke your proxy and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or internet proxy or telephone proxy timely provided to us is the one that is counted.
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
How can I make a proposal to be voted on at next year’s annual meeting of stockholders?
To be considered for inclusion in the proxy materials for next year’s annual meeting of stockholders, your proposal (including a director nomination) must be submitted in writing by December 24, 2019, to Judi L. Otteson, Vice President and General Counsel, c/o NeoPhotonics Corporation, 2911 Zanker Road, San Jose, California 95134 USA, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the “Exchange Act”. If you wish to submit a proposal (including a director nomination) that is not to be included in next year’s proxy materials, but that may be considered at the annual meeting of stockholders to be held in 2020, you must do so in writing following the above instructions not earlier than the close of business on February 5, 2020, and not later than the close of business on March 6, 2020. If such proposal is submitted after March 6, 2020, it will be considered untimely. We advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event our annual meeting for 2020 is held more than 30 days before or after June 4, 2020. The section titled “Board selection” in this proxy statement provides additional information on the director nomination process.

How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “FOR,” “WITHHOLD” and broker non-votes with respect to the election of directors, and, with respect to Proposal No. 2 and Proposal No. 3, “FOR” and “AGAINST” votes, abstentions and broker non-votes.
Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted towards the tabulation of shares present in person or represented by proxy and entitled to vote and will have the same effect as “AGAINST” votes on Proposal No. 2 and Proposal No. 3.
What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation. Proposal No. 1, the election of the two nominees for director, and Proposal No. 3, the approval of the amendment and restatement of the ESPP, are “non-routine” matters. Proposal No. 2, the ratification of the selection by the Audit Committee of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2019, is a “routine” matter.
How many votes are needed to approve each proposal?

•
For the election of directors, Proposal No. 1, the two nominees receiving the most “FOR” votes (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “FOR” or “WITHHOLD” will affect the outcome. Broker non-votes will have no effect. Proxies may not be voted for a greater number of persons than the number of nominees named.

•
To be approved, Proposal No. 2, the ratification of the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019, must receive “FOR” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “ABSTAIN” from voting, it will have the same effect as an “AGAINST” vote.

•
To be approved, Proposal No. 3, the approval of the amendment and restatement of the ESPP, must receive “FOR” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “ABSTAIN” from voting, it will have the same effect as an “AGAINST” vote.

What is a quorum?
We need a quorum of stockholders to hold our Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote on the record date, April 10, 2019, are represented at the Annual Meeting either in person or by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the Annual Meeting. Stockholders who vote “ABSTAIN” on any proposal and discretionary votes and non-votes by brokers, banks and related agents on routine proposals will be counted towards the quorum requirement.
Where can I find the voting results of the meeting?
The preliminary voting results will be announced at the Annual Meeting. The final results will be published in a Current Report on Form 8-K which we expect to file with the Securities and Exchange Commission by June 10, 2019. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Current Report on Form 8-K to publish the final results.

I also have access to NeoPhotonics Corporation’s Annual Report on Form 10-K. Is that a part of the proxy materials?
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission on March 8, 2019, is available on the internet along with the Notice and other proxy materials at http://IR.neophotonics.com. This document constitutes our Annual Report to Stockholders, and is being made available to all stockholders entitled to receive notice of and to vote at the Annual Meeting.
Who should I contact if I have any questions?
If you have any questions about the Annual Meeting, our proxy materials or your ownership of our common stock, please contact our Investor Relations Department, at 2911 Zanker Road, San Jose, California 95134 USA, telephone +1-408-895-6086.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
PROPOSAL 1
ELECTION OF DIRECTORS
Our board of directors is divided into three classes. Our bylaws permit our board of directors to establish by resolution the authorized number of directors, and seven directors are currently authorized. Our directors hold office until their successors have been elected and qualified or appointed, or the earlier of their death, resignation or removal. Vacancies on our board of directors may be filled only by persons elected by a majority of the remaining directors unless the board of directors determines by resolution that any such vacancies shall be filled by the stockholders. A director elected by the board of directors to fill a vacancy in a class shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.
Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of Messrs. Ramaswami and Tarazi. Proxies may not be voted for a greater number of persons than the number of nominees named. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of such substitute nominee as our Nominating and Corporate Governance Committee may propose. Messrs. Ramaswami and Tarazi have each agreed to serve if elected.
Our Corporate Governance Guidelines have a Policy regarding Voting For Election of Directors in Uncontested Elections. This policy provides that in an uncontested election of directors, our board of directors shall nominate for election or re-election as director only those candidates who have tendered an irrevocable resignation as a director, which resignation shall be conditioned upon both (1) such director having failed to receive more “for” votes than “withheld” votes in an uncontested election and (2) acceptance by our board of directors of such resignation. If, in an uncontested election, a director fails to receive more “for” votes than “withheld” votes for election, then the board’s Nominating and Corporate Governance Committee will act to determine whether to recommend to the board that the board accept the director’s conditional resignation. The committee must submit such recommendation for prompt consideration by the Board, and the Board will act on the committee’s recommendation within 60 days following certification of the stockholder vote. In making their decision, the Nominating and Corporate Governance Committee and the board will evaluate the best interests of the Company and its stockholders and shall consider all factors and information deemed relevant. A director shall not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept the conditional resignation of such director. If the Board shall determine not to accept the resignation of a director, the Board will promptly disclose its decision-making process and decision to reject the conditional resignation in a Form 8-K furnished to the Securities and Exchange Commission. A copy of our Corporate Governance Guidelines (including the director resignation policy) is available on our website at http://IR.neophotonics.com.
The following table sets forth the names, ages and positions of our directors as of April 10, 2019, the record date:

Name	Age	Position
Timothy S. Jenks	64	President, Chief Executive Officer, Director and Chairman of the Board of Directors
Charles J. Abbe(1)(2)	78	Lead Independent Director
Dmitry Akhanov(1)	43	Director
Bandel L. Carano(1)	57	Director
Rajiv Ramaswami(3)	53	Director
Michael J. Sophie(2)(3)	61	Director
Ihab Tarazi(2)(3)	52	Director

(1)     Member of the Nominating and Corporate Governance Committee.
(2)     Member of the Audit Committee.
(3)     Member of the Compensation Committee.
There are no familial relationships among our directors and executive officers.
NeoPhotonics encourages, but does not require, its directors to attend the annual meetings of stockholders. It is therefore up to each director whether to attend. One of our seven directors then in office attended the 2018 Annual Meeting.

The following includes a brief biography of each nominee standing for election to the board of directors at the Annual Meeting, with each biography including information regarding the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the board of directors to determine that the applicable nominee should serve as a member of our board of directors.
Class III directors nominees for election for a three-year term expiring at the 2022 Annual Meeting of stockholders
Rajiv Ramaswami has served as a member of our board of directors since March 2014. Since April 2016, Dr. Ramaswami has served as Chief Operating Officer, Products and Cloud Services of the networking and security business of VMware, Inc., a global leader in cloud infrastructure and business mobility. Before that, he was executive vice president and general manager of the Infrastructure & Networking Group of Broadcom Corporation, a semiconductor company, from 2010. Previously he was Vice President and General Manager of the Cloud Services and Switching Technology Group at Cisco Systems, Inc., where he also served as Vice President and General Manager for a variety of business units in Optical, Switching and Storage Networking. Prior to joining Cisco, he served in various technical and leadership positions at Xros, Tellabs and IBM’s Thomas J. Watson Research Center. Dr. Ramaswami holds both a Master of Science degree and a Ph.D. degree in Electrical Engineering from the University of California, Berkeley and a B. Tech. degree from the Indian Institute of Technology in Madras. Mr. Ramaswami’s technical expertise and background in engineering contribute to our board of directors’ understanding and consideration of opportunities involving our company and the markets we serve.
Ihab Tarazi has served as a member of our board of directors since October 2015. Mr. Tarazi is Chief Technology Officer at Packet Host, Inc., a bare metal cloud company built for developers, where he is responsible for the company's technical and product strategy, engineering, and platform operations. Prior to joining Packet in July 2018, Mr. Tarazi held a number of positions in the telecom and infrastructure space, including from October 2013 to October 2017 as Chief Technology Officer at Equinix, Inc., a global interconnection and data center company, where he was accountable for technology innovation and strategic engagements with leading platforms in the Cloud, Security, Storage, Edge and IoT sectors. Previously Mr. Tarazi served as VP Engineering and Technology at Verizon, where he led a global team of providing strategic and tactical oversight for the Engineering and Product Development of Global Enterprise Services including MPLS VPN, IP, Ethernet, Security and Managed Services. Mr. Tarazi holds a B.S. degree in Electrical Engineering and Telecommunications from the University of Maryland and an M.S. in Telecommunications Management from Southern Methodist University. He served as Chairman of the Board for Metro Ethernet Forum (MEF), Chairman of the Board for the Southern Cross Submarine Cable System and a board member of the Australia Japan Submarine Cable System. Mr. Tarazi brings to our Board of Directors valuable capabilities and knowledge in network planning and engineering, telecom carrier operations and data center architectures. His technical expertise and background adds value to our Board of Directors in understanding of opportunities in the telecom carrier and data center markets we serve.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ALL CLASS III DIRECTOR NOMINEES.

ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS
AND CERTAIN CORPORATE GOVERNANCE MATTERS
In addition to the two Class III director nominees, our board of directors consists of five other directors in two other classes who will continue in office after the Annual Meeting with terms expiring in 2020 and 2021. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. Under Delaware law, our directors may be removed for cause by the affirmative vote of the holders of a majority of our voting stock.
The following includes a brief biography of each other director composing the remainder of the board of directors with terms expiring as shown, with each biography including information regarding the experiences, qualifications, attributes or skills that caused the board of directors to determine that the applicable director should serve as a member of our board of directors.
Class I directors continuing in office until the 2020 Annual Meeting of stockholders
Timothy S. Jenks has served as our President and Chief Executive Officer and as a member of our board of directors since April 1998. From November 2002 until August 2005, Mr. Jenks also served as Chief Executive Officer of NanoGram Corporation, a nanomaterials applications company that we spun out, and served on its board of directors until July 2010 when it was acquired by Teijin Corporation. From November 2002 until March 2003, Mr. Jenks served as Chief Executive Officer and on the board of directors of NanoGram Devices Corporation, a medical device battery company that we spun out and that was acquired by Greatbatch, Inc. in 2004. From 1985 until 1998, Mr. Jenks served in positions of increasing responsibility at Raychem Corporation, a California-based materials engineering company which was acquired by Tyco International Ltd. (now TE Connectivity Ltd.) in 1998. From March 2010 until June 2011, Mr. Jenks served as a director of Ignis ASA, an optical technology company in Norway that was acquired by Finisar Corporation in 2011. Mr. Jenks is a former naval officer, and holds a master of business administration degree from the Stanford Graduate School of Business, a Master of Science degree in nuclear engineering from the Massachusetts Institute of Technology and a Bachelor of Science degree in mechanical engineering and marine engineering from the U.S. Naval Academy. Mr. Jenks additionally is on the board of directors of Grabit, Inc., a privately-held company focused on robotic productivity solutions. Mr. Jenks brings to our board of directors demonstrated leadership and management ability at senior levels. His years of experience in engineered components industries, and leadership in engineering and manufacturing business operations around the world, provides a valuable perspective for our board, as well as historic knowledge of our company and our industry through his tenure as Chief Executive Officer.
Dmitry Akhanov has served as a member of our board of directors since July 2013. Since December 2010, Mr. Akhanov has been the President and Chief Executive Officer of Rusnano USA, Inc., a U.S. subsidiary of Joint Stock Company (formerly Open Joint Stock Company “RUSNANO”), or Rusnano, a Russian state instrument dedicated to fostering the growth of the nanotechnology industry in Russia. Previously, from October 2007 through August 2008, Mr. Akhanov was the Head of the Russian Federal Energy Agency, which was responsible for the implementation of national energy policy and management of state-owned energy assets (oil & gas, coal and electricity industries). As the head of the Strategy Department of RAO “UES”, from June 2002 through October 2007, Mr. Akhanov was actively involved in developing and implementing strategy for the restructuring of the electricity sector of Russia, and forming a new industry structure and electricity market model. In conjunction with this, Mr. Akhanov also implemented a number of corporate projects for the separation, merger and acquisition of major energy companies in Russia. Mr. Akhanov is also a director of Aquantia Corporation, Advenira Enterprises, Inc. and OJSC Kaluga Power Supply. Mr. Akhanov has extensive experience in strategic planning, corporate finance and investor relations. Mr. Akhanov brings to our board of directors valuable experience in doing business in the Russian Federation and managing complex technology projects, as well as dealing with cross-border business operations. Mr. Akhanov holds a Bachelor’s Degree in economics and law and a Master’s Degree in economics from the Peoples’ Friendship University in Russia.
Class II directors continuing in office until the 2021 Annual Meeting of stockholders
Charles J. Abbe has served as a member of our board of directors since October 2012 and has been our lead independent director since June 2013. Mr. Abbe served as president and chief operating officer and as director of JDS Uniphase Corporation from February 2000 until his retirement in June 2001. He was employed previously as president, chief executive officer and director at Optical Coating Laboratory, Inc. from 1998 until the company merged with JDS Uniphase in February 2000, and as vice president and general manager of its principal operating division from 1996 to 1998. From 1990 to 1996, he served in several positions of increasing responsibility, including senior vice president, electronics sector, at Raychem Corporation. Mr. Abbe practiced business consulting with McKinsey & Company from 1971 to 1989. Mr. Abbe holds both a Master of Science degree and a Bachelor of Science degree in chemical engineering from Cornell University and a master of business administration degree from Stanford University. Mr. Abbe was a director of CoSine Communications, Inc. until its merger in January 2016. Mr. Abbe was originally recommended by Mr. Jenks to our nominating committee in 2012 for consideration as a potential independent director, based on Mr. Abbe’s substantial experience as an executive and director of other public companies in our industry and Mr. Jenks’ having previously worked with Mr. Abbe at Raychem Corporation in the 1990s. Our nominating committee then fully evaluated Mr. Abbe’s qualifications and recommended his appointment as a director to our full board of directors, which made such appointment in October 2012. Mr. Abbe’s experience enables him to provide our board of directors with important strategic counsel and guidance.
Bandel L. Carano has served as a member of our board of directors since March 2004. Since 1987, Mr. Carano has been a General Partner of Oak Investment Partners, a venture capital firm he joined in 1985. Mr. Carano is also a director of nLight, Inc., Airspan Networks Inc. and Kratos Defense and Security Solutions, Inc. In addition, Mr. Carano has previously invested in and served on the board of directors of public companies including Tele Atlas BV, Synopsys, Inc., FiberTower Corporation, Virata, Inc. and Polycom, Inc. Mr. Carano also serves on the Investment Advisory Board of the Stanford Engineering Venture Fund. Mr. Carano holds both a Master of Science degree and a Bachelor of Science degree in electrical engineering from Stanford University. As a venture capitalist, Mr. Carano has been involved with numerous technology companies in the telecommunications, wireless, rich media and semiconductor industries including 2Wire, Inc., Avici Systems, Qtera Corporation, Sentient Networks, Inc. and Wellfleet Communications, among others. Mr. Carano’s years of venture capital investing, his experience as a director of various public companies and his insights in building these businesses provide valuable perspective to the board of directors.
Michael J. Sophie has been a member of our board of directors since November 2006. Mr. Sophie served as a director of Pericom Semiconductor Corporation from August 2008 through November 2015. From July 2012 through May 2016, Mr. Sophie served as chairman of the board of directors and the Audit Committee Chairman for SkyCross, Inc., a private global wireless antenna solutions company. Mr. Sophie served as interim President and Chief Executive Officer of Proxim Wireless Corporation, a provider of wireless broadband technologies, from October 2011 to February 2012. From March 2003 to January 2007, Mr. Sophie served on the board of directors of McDATA Corporation Ltd., a provider of storage networking solutions. He was employed at UTStarcom Inc., a global seller of telecommunications hardware and software products, serving as its Chief Financial Officer from August 1999 through May 2005, and as Chief Operating Officer from June 2005 through May 2006. Mr. Sophie held executive positions at P-Com, Inc., a developer of network access systems, from August 1993 to August 1999, including Vice President of Finance, Chief Financial Officer and Group President. From 1989 through 1993, Mr. Sophie was Vice President of Finance at Loral Fairchild Corp., a defense electronics and communications company. He holds a Bachelor of Science degree from California State University, Chico and a master of business administration degree from the University of Santa Clara. Mr. Sophie brings to our board of directors valuable capabilities in financial understanding, business perspective and U.S.-China cross border experience. Mr. Sophie provides an important role in keeping our board of directors current with financial accounting and audit issues, overseeing our independent registered public accounting firm and management team and providing guidance and advice on our financial position.
Previous Selection of Directors
In July 2013 our board of directors appointed Dmitry Akhanov as a director in connection with a rights agreement with Rusnano granting Rusnano the right to designate one nominee to our board of directors, subject to the terms and conditions set forth in the rights agreement. Pursuant to the rights agreement, such nominee must (1) be qualified and suitable to serve as a member of our board of directors under all our applicable corporate governance policies or guidelines and applicable legal, regulatory and stock market requirements, and (2) be reasonably acceptable to a majority of the other members of our board of directors and our independent auditors. Rusnano has designated Mr. Akhanov as its nominee to our board of directors, and our board of directors has confirmed that Mr. Akhanov has met the qualifications required under the rights agreement.
Director Independence
Our common stock is listed on the New York Stock Exchange. Under the rules of the New York Stock Exchange, independent directors must compose a majority of a listed company’s board of directors within a specified period following that company’s listing date in conjunction with its initial public offering. In addition, the rules of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934. Under the rules of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our board of directors has previously undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that each of Messrs. Abbe, Akhanov, Carano, Ramaswami, Sophie, and Tarazi are “independent directors” as defined under the rules of the New York Stock Exchange, constituting a majority of independent directors of our board of directors as required by the rules of the New York Stock Exchange.

In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.
Board Leadership Structure
Our board of directors is currently chaired by our President and Chief Executive Officer, Mr. Jenks. Our board of directors appointed Mr. Abbe as lead independent director in June 2013, succeeding Mr. Sophie who had served in such position since the closing of our initial public offering in February 2011. The board of directors believes that combining the positions of Chief Executive Officer and chairman of the board of directors, or Chairman, helps to ensure that the board of directors and management act with a common purpose. The board of directors further believes that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, the board of directors believes that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and the board of directors, facilitating the regular flow of information. In light of our Chief Executive Officer’s extensive history with and knowledge of our company, and because the board of directors’ lead independent director is empowered to play a significant role in the leadership and in reinforcement of the independence of the board of directors, the board of directors believes that it is advantageous for NeoPhotonics to combine the positions of Chief Executive Officer and Chairman.
The responsibilities of the lead independent director include: with the Chairman, establishing the agenda for regular board of directors meetings and serving as chairman of such meetings in the absence of the Chairman; establishing the agenda for meetings of the independent directors; coordinating with the committee chairs regarding meeting agendas and informational requirements; presiding over meetings of the independent directors; presiding over any portions of meetings of the board of directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; presiding over any portions of meetings of the board of directors at which the performance of the board of directors is presented or discussed; and coordinating the activities of the other independent directors and performing such other duties as may be established or delegated by the Chairman. As a result, the board of directors believes that the lead independent director can help ensure the effective independent functioning of the board of directors in its oversight responsibilities.
Role of the Board in Risk Oversight
One of the key functions of the board of directors is informed oversight of our various processes for managing risk. The board of directors administers this oversight function directly through the board of directors as a whole, as well as through the standing committees of the board of directors that address risks associated with their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing risk exposure in our strategic plans, development programs, corporate goals, operating plans and cybersecurity (including data privacy and protection). Our Audit Committee has the responsibility to consider and discuss our major exposures to financial risk and the steps our management takes to monitor and control these exposures, including guidelines, policies and processes. The Audit Committee also monitors our compliance with various legal and regulatory requirements, monitors our whistleblower system, and oversees the performance of our internal audit function. Our Audit Committee also helps oversee cybersecurity risks through its oversight of our controls and procedures in the finance and accounting areas. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and policies. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. In addition, the board of directors meets with certain members of our executive team, including the heads of our different organizational functions, who discuss the risks and exposures involved in their respective areas of responsibility as well as any developments that could impact our risk profile or other aspects of our business.
Meetings of the Board of Directors
Our board of directors met ten times during the fiscal year ended December 31, 2018. All incumbent directors attended at least 75 percent of the aggregate of the meetings of the board of directors and the committees on which they served held during the period for which they were a director and committee member, respectively.
As required under applicable New York Stock Exchange listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Our lead independent director generally presides over the executive sessions.

Board Committees
Our board of directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below.
Audit Committee.
Our Audit Committee oversees our corporate accounting and financial reporting processes. For that purpose, our Audit Committee, among other things:

•	evaluates the qualifications and performance of our independent registered public accounting firm;

•	determines and approves the scope of engagement and compensation of our independent registered public accounting firm;

•	confers with management and our independent registered public accounting firm regarding the effectiveness of our internal control over financial reporting; and

•	establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.
Our Audit Committee also has certain responsibilities, including without limitation, the following:

•	selecting and hiring the independent registered public accounting firm;

•	supervising and evaluating the independent registered public accounting firm;

•	approving audit and non-audit services and fees;

•
reviewing and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal control over financial reporting and disclosure controls; and

•	reviewing reports and communications from the independent registered public accounting firm.
The Audit Committee met ten times during the fiscal year ended December 31, 2018. The current members of our Audit Committee are Messrs. Abbe, Sophie and Tarazi. Our board of directors has determined that Messrs. Abbe and Sophie are each an “audit committee financial expert” as defined under applicable Securities and Exchange Commission rules. Mr. Sophie also serves as the chairman of our Audit Committee. Our board of directors has considered the independence and other characteristics of each member of our Audit Committee.
The Audit Committee has a written charter, which can be found on our corporate website at http://IR.neophotonics.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.
Compensation Committee.
Our Compensation Committee oversees our corporate compensation policies, plans and benefits programs. The functions of this committee include:

•
reviewing and approving the compensation and other terms of employment of our executive officers and senior members of management and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	reviewing and approving the compensation of our directors;

•	administering our stock option plans, stock purchase plans, compensation plans and similar programs, including the adoption, amendment and termination of such plans; and

•	identifying and developing internal employees with the potential to fill executive or management positions.
See “Compensation Discussion and Analysis” in this proxy statement for further information regarding our Compensation Committee’s processes.
The Compensation Committee met five times during the fiscal year ended December 31, 2018. The current members of our Compensation Committee are Messrs. Sophie, Ramaswami and Tarazi. Mr. Ramaswami currently serves as the chairman of our Compensation Committee. We believe that each member of our Compensation Committee meets the requirements for independence under the current requirements of the New York Stock Exchange, is a non-employee director as defined by Rule 16b-3 promulgated under the Exchange Act, and is an outside director as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
The Compensation Committee has a written charter, which can be found on our corporate website at http://IR.neophotonics.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.
Nominating and Corporate Governance Committee.
Our Nominating and Corporate Governance Committee currently consists of Messrs. Carano, Abbe and Akhanov, each of whom is a non-employee member of our board of directors. Mr. Carano serves as the chairman of our Nominating and Corporate Governance Committee. Our board of directors has determined that each of the directors serving on our Nominating and Corporate Governance Committee is independent within the meaning of the listing standards of the New York Stock Exchange. The functions of this committee include:

•	assessing the performance of our management and our board of directors;

•	identifying, reviewing, and evaluating candidates to serve on our board of directors, including nominations by stockholders of candidates for election to our board of directors;

•	reviewing and evaluating incumbent directors;

•	making recommendations to our board of directors regarding the membership of the committees of the board of directors; and

•	developing a set of corporate governance principles.
The Nominating and Corporate Governance Committee met twice during the fiscal year ended December 31, 2018. The Nominating and Corporate Governance Committee has a written charter, which can be found on our corporate website at http://IR.neophotonics.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.
Board Selection
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, having the highest personal integrity and ethics, possessing relevant expertise, having sufficient time, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees, including incumbent directors and candidates for vacancies on the board of directors, are reviewed in the context of the current composition of the board of directors, our operating requirements and the long-term interests of stockholders. In selecting candidates and existing directors for service on the board of directors, the minimum general criteria set forth below will be considered; specific additional criteria may be added with respect to specific searches. An acceptable candidate may not fully satisfy all of the criteria, but is expected to satisfy nearly all of them.
Candidates for director nominees are reviewed in the context of the current composition of the board of directors, the operating requirements of NeoPhotonics and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the board of directors and NeoPhotonics, to maintain a balance of knowledge, experience and capability. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to the diversity of the members of the board of directors, diversity is typically one of a number of factors that the Nominating and Corporate Governance Committee takes into account in identifying nominees as it is important that the members of the board of directors represent diverse viewpoints. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to NeoPhotonics during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for New York Stock Exchange purposes. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5 percent of our voting stock.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not.

Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the board of directors and for inclusion in a proxy statement may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 2911 Zanker Road, San Jose, California 95134 USA at least 120 days prior to the anniversary date of the mailing of our proxy statement for the prior year’s annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
In September 2018, California enacted a law requiring corporations, whether organized in California or elsewhere, with securities listed on a major U.S. stock exchange and principal executive offices located in California to have at least one female director by the end of 2019. By the end of 2021, subject corporations with five board members must have at least two female directors, while those with six or more board members must have at least three female directors. We intend to take this new law into consideration in our recruitment of additional directors.
Communications with the Board of Directors
We have not adopted a formal process for stockholder communications with the board of directors. However, since we make every reasonable effort to ensure that the views of stockholders are heard by the board of directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner, it is the view of the board that such formal process is not needed. Our stockholders may direct communications to a particular director or to the directors generally, in care of NeoPhotonics Corporation, 2911 Zanker Road, San Jose, California 95134 USA.
In addition, any interested person, including any stockholder, may communicate directly with our non-management directors. Persons interested in communicating directly with our non-management directors regarding any concerns or issues may do so by addressing correspondence to a particular director, or to our non-management directors generally, in care of NeoPhotonics Corporation, 2911 Zanker Road, San Jose, California 95134 USA. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the Lead Independent Director, or the Chair of the Audit Committee, Compensation Committee, or Nominating and Corporate Governance Committee.
Corporate Governance
Our board of directors has adopted Corporate Governance Guidelines (the “Guidelines”) that outline, among other matters, the role of the board of directors and the responsibilities of various committees of the board of directors. These Guidelines are available, along with other important corporate governance materials, on our website at http://IR.neophotonics.com. The Guidelines assure that the board of directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Guidelines set forth the practices the board of directors intends to follow with respect to board composition and selection, the role of the board of directors, director orientation and education, director compensation, board meetings and involvement of senior management, board committees, Chief Executive Officer performance evaluation and succession planning and board assessment.
Policy Regarding Voting For Election of Directors in Uncontested Elections
Our Guidelines have a Policy regarding Voting For Election of Directors in Uncontested Elections. This policy provides that in an uncontested election of directors, our board of directors shall nominate for election or re-election as director only those candidates who have tendered an irrevocable resignation as a director, which resignation shall be conditioned upon both (1) such director having failed to receive more “for” votes than “withheld” votes in an uncontested election and (2) acceptance by our board of directors of such resignation. If, in an uncontested election, a director fails to receive more “for” votes than “withheld” votes for election, then the board’s Nominating and Corporate Governance Committee will act to determine whether to recommend to the board that the board accept the director’s conditional resignation. The committee must submit such recommendation for prompt consideration by the Board, and the Board will act on the committee’s recommendation within 60 days following certification of the stockholder vote. In making their decision, the Nominating and Corporate Governance Committee and the board will evaluate the best interests of the Company and its stockholders and shall consider all factors and information deemed relevant. A director shall not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept the conditional resignation of such director. If the Board shall determine not to accept the resignation of a director, the Board will promptly disclose its decision-making process and decision to reject the conditional resignation in a Form 8-K furnished to the Securities and Exchange Commission. A copy of our Corporate Governance Guidelines (including the director resignation policy) is available on our website at http://IR.neophotonics.com.

Code of Business Conduct and Ethics
Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at http://IR.neophotonics.com. We intend to disclose future amendments to the code of business conduct and ethics, or any waivers of its requirements, on our website to the extent permitted by the applicable rules and exchange requirements. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.
AUDIT COMMITEE REPORT*
Communications with Management and Independent Registered Public Accounting Firm
The Audit Committee has reviewed and discussed our audited financial statements with management. In addition, the Audit Committee has discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed pursuant to applicable auditing standards, which include, among other items, matters related to the conduct of the audits of our financial statements and internal controls. The Audit Committee has also received the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence. The Audit Committee has reviewed Deloitte & Touche LLP’s independence from NeoPhotonics Corporation, including whether Deloitte & Touche LLP’s provision of non-audit services was compatible with that independence.
Recommendation Regarding Financial Statements
Based on the review and discussions referred to above, the Audit Committee unanimously recommended to our board of directors that NeoPhotonics Corporation’s audited fiscal 2018 financial statements be included in our Annual Report on Form 10-K for fiscal 2018.
From the members of our Audit Committee:
Michael J. Sophie, Chairman
Charles J. Abbe
Ihab Tarazi

*This report shall not constitute “soliciting material,” shall not be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference therein.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our board of directors has selected Deloitte & Touche LLP, our independent registered public accounting firm, to audit our consolidated financial statements and internal controls for the fiscal year ending December 31, 2019. Deloitte & Touche LLP has audited our consolidated financial statements and internal controls since fiscal 2013. You are being asked to ratify the Audit Committee’s selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2019.
We expect that a Deloitte & Touche LLP representative will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
Stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. Our board of directors is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate governance. However, the Audit Committee is not bound by a vote either for or against this proposal. The Audit Committee will consider a vote against Deloitte & Touche LLP by the stockholders in selecting our independent registered public accounting firm in the future. Even if the stockholders do ratify the appointment, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interest of NeoPhotonics and our stockholders.
Stockholder approval of this Proposal 2 requires a “FOR” vote from at least a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. An “ABSTENTION” vote will have the same effect as a vote “AGAINST” this Proposal 2. Discretionary votes by brokers, banks and related agents on this routine proposal will be counted towards the quorum requirement and will affect the outcome of the vote.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2019.
Principal accountant fees and services
The following table presents fees for services provided by Deloitte & Touche LLP for the years ended December 31, 2017 and 2018. All fees described below were approved by the Audit Committee.

Accountant	Year	Audit Fees (1)	Audit-Related Fees (2)	Tax Fees (3)	All Other Fees	Total Fees
Deloitte & Touche LLP	2018	$1,832,836	$—	$—	$1,895	$1,834,731
	2017	$2,020,715	$211,422	$736	$1,895	$2,234,768

(1)
“Audit Fees” consist of fees for professional services provided in connection with the audit of our financial statements, our internal control over financial reporting and the review of our quarterly financial statements.

(2)	“Audit-Related Fees” consists of assurance and related services reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

(3)	“Tax Fees” consists of fees for tax compliance services.
Pre-approval Policies and Procedures
Pursuant to applicable Securities and Exchange Commission rules, the Audit Committee is required to pre-approve all audit and non-audit services to be performed by our independent registered public accounting firm, with the exception of non-audit services that account for no more than five percent of the total fees paid to our independent registered public accounting firm that are subsequently ratified by the Audit Committee.

PROPOSAL 3
AMENDMENT AND RESTATEMENT OF THE COMPANY’S
2010 EMPLOYEE STOCK PURCHASE PLAN
The NeoPhotonics Corporation 2010 Employee Stock Purchase Plan, or the ESPP, originally became effective in February 2011 in connection with our initial public offering. In April 2019, upon recommendation of our Compensation Committee, our board of directors adopted an amendment and restatement of the ESPP, subject to stockholder approval at the meeting, to, among other things, increase the number of shares currently authorized for issuance under the ESPP by an additional 1,500,000 shares and eliminate the annual “evergreen” automatic increase provisions. This amendment and restatement of the ESPP is intended to afford us greater flexibility in providing employees with stock incentives and ensures that we can continue to provide such incentives at appropriate levels.
We refer to the ESPP, as amended and restated by the board of directors in April 2019, as the “Restated ESPP” throughout this proxy statement. Stockholders are requested in this Proposal 3 to approve the Restated ESPP.
Stockholder approval of this Proposal 3 requires a “FOR” vote from at least a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. An “ABSTENTION” vote will have the same effect as a vote “AGAINST” this Proposal 3. Non-votes by brokers, banks and related agents on this proposal will not be counted towards the quorum requirement and will not affect the outcome of the vote.
THE BOARD OF DIRECTORS OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE AMENDMENT AND RESTATEMENT OF OUR 2010 EMPLOYEE STOCK PURCHASE PLAN.
Restated ESPP Share Reserve and Company Information

Total Shares Available as of Record Date (April 10, 2019)	574,462
Additional Share Request Under Proposal	1,500,000
Shares Remaining Available After Record Date (after giving effect to proposed share reserve increase and without giving effect to May 15, 2019 purchases - intended to cover purchases for up to three years following the Annual General Meeting)	2,074,462
As of April 10, 2019 the closing price of our common stock as reported on the New York Stock Exchange was $6.43 per share and we had 46,469,539 shares of common stock outstanding.
Reasons to Approve the Restated ESPP
The board of directors of directors believes that the approval of the Restated ESPP is necessary to enable us to grant purchase rights to our employees and to assist us in attracting, retaining and motivating qualified employees and in aligning their long-term interests with those of our stockholders.
We manage our long-term stockholder dilution by limiting the number of equity incentive awards granted annually. We carefully monitor our annual burn rate, dilution, and equity expense to ensure that we maximize stockholders’ value by granting only the appropriate number of equity incentive awards necessary to attract, reward, and retain employees. Prior to approving the Restated ESPP, the board of directors reviewed certain management forecasts of purchases under the Restated ESPP. After forecasting our anticipated workforce growth rate for the next few years, we believe that this number of shares under the Restated ESPP will be sufficient for up to three years.
Note Regarding Forecasts and Forward-Looking Statements
We do not as a matter of course make public forecasts as to utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates.
The inclusion of the information set forth above should not be regarded as an indication or prediction of actual future outcomes, and the statements should not be relied upon as such.  Neither we nor any other person makes any representation to any of our stockholders regarding actual outcomes compared to the information contained in the forward-looking statements set forth above.  Although presented with some numerical specificity, these statements are not fact and reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time this proxy statement was prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond the control of our management.  The forecasts are forward-looking statements within the meaning of Section 27A of the Securities

Act and Section 21A of the Exchange Act.  These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, participation activity in the Restated ESPP by our employees, and other factors described in this proxy statement.
Description of the Restated ESPP
The material features of the Restated ESPP are outlined below. This summary is qualified in its entirety by reference to the complete text of the Restated ESPP. Stockholders are urged to read the actual text of the Restated ESPP in its entirety, which is appended to this proxy statement as Annex B and may be accessed from the SEC’s website at www.sec.gov.
Material Changes in Restated ESPP
The Restated ESPP contains the following material changes from the ESPP:

•	an additional 1,500,000 shares are authorized for issuance under the Restated ESPP; and

•
the Restated ESPP does not include any annual “evergreen” share reserve increase provision; therefore no additional shares will be made available for issuance under the Restated ESPP without stockholder approval.

 Purpose
The purpose of the Restated ESPP is to provide a means by which our employees (and any parent or subsidiary of ours designated by the board of directors to participate in the Restated ESPP) may be given an opportunity to purchase our common stock through payroll deductions, to assist us in retaining the services of our employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for our success. The rights to purchase common stock granted under the Restated ESPP are intended to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code.
Administration
The Restated ESPP is administered by our board of directors, which may in turn delegate authority to administer the Restated ESPP to a committee. The board of directors has delegated administration of the Restated ESPP to the Compensation Committee but retains concurrent authority to administer the Restated ESPP. The board of directors and the Compensation Committee are each considered to be a Plan Administrator for purposes of this Proposal 3. The Plan Administrator has the final power to construe and interpret both the Restated ESPP and the rights granted under it. The Plan Administrator has the power, subject to the provisions of the Restated ESPP, to determine when and how rights to purchase our common stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any of our parent or subsidiary companies will be eligible to participate in the Restated ESPP.
Stock Subject to Restated ESPP
Subject to adjustment for certain changes in our capitalization, the total number of shares available for issuance under the Restated ESPP (including the total number of shares previously issued under the ESPP) will not exceed 5,542,568 shares consisting of (i) 1,500,000 new shares, (ii) 342,568 shares that were authorized as of our initial public offering in 2011, plus (iii) an additional 3,700,000 shares that were previously added pursuant to the automatic annual evergreen increase provisions previously in effect under the ESPP. As of April 10, 2019 an aggregate of 3,468,106 shares had previously been issued under the ESPP.
If any purchase rights granted under the Restated ESPP terminate without being exercised in full, the shares of common stock not purchased under such purchase rights remain available for issuance under the Restated ESPP. The shares of common stock issuable under the Restated ESPP will be shares of authorized but unissued or reacquired common stock, including shares repurchased by us on the open market.
Offerings
The Restated ESPP will be implemented by offerings of rights to purchase our common stock to all eligible employees. The Plan Administrator will determine the duration of each offering period, provided that in no event may an offering period exceed 27 months. The Plan Administrator may establish separate offerings which vary in terms (although not inconsistent with the provisions of the Restated ESPP or the requirements of applicable laws). Each offering period will have one or more purchase dates, as determined by the Plan Administrator prior to the commencement of the offering period. The Plan Administrator has the authority to alter the terms of an offering prior to the commencement of the offering period, including the duration of subsequent offering periods. When an eligible employee elects to join an offering period, he or she is granted a right to purchase shares of our common stock on each purchase date within the offering period. On the purchase date, all contributions collected from the participant are automatically applied to the purchase of our common stock, subject to certain limitations (which are described further below under “Eligibility”).
The Plan Administrator has the discretion to structure an offering so that if the fair market value of our common stock on the first trading day of a new purchase period within the offering period is less than or equal to the fair market value of our common stock on the first day of the offering period, then that offering will terminate immediately as of that first trading day, and the participants in such terminated offering will be automatically enrolled in a new offering beginning on the first trading day of such new purchase period.
Consistent with historical practice, the current offerings in effect under the ESPP as of April 10, 2019 are twelve months in duration and run from the first business day on or following November 16th of each year to the last business day on or preceding November 15th of the following year with two purchase periods with a duration of approximately six months. Accordingly, under the current offerings, shares of common stock are purchased on the last business day on or preceding May 15th and November 15th each year with the payroll deductions collected from the participants for the six month purchase period ending with each such semi-annual purchase date.
Eligibility
Any individual who is employed by us (or by any of our parent or subsidiary companies if such company is designated by the Plan Administrator as eligible to participate in the Restated ESPP) may participate in offerings under the Restated ESPP, provided such individual has been employed by us (or our parent or subsidiary, if applicable) for such continuous period preceding the first day of the offering period as the Plan Administrator may require, but in no event may the required period of continuous employment be equal to or greater than two years. In addition, the Plan Administrator may provide that an employee will not be eligible to be granted purchase rights under the Restated ESPP unless such employee is customarily employed for more than 20 hours per week and five months per calendar year. The Plan Administrator may also provide in any offering that certain of our employees who are “highly compensated” as defined in the Code are not eligible to participate in the Restated ESPP.
No employee will be eligible to participate in the Restated ESPP if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of our stock or of any of our parent or subsidiary companies, including any stock which such employee may purchase under all outstanding purchase rights and options. In addition, no employee may purchase more than $25,000 worth of our common stock (determined based on the fair market value of the shares at the time such rights are granted) under all our employee stock purchase plans and any employee stock purchase plans of our parent or subsidiary companies for each calendar year during which such rights are outstanding.
As of April 10, 2019, approximately 251 of our employees were eligible to participate in the ESPP.
Participation in the Restated ESPP
An eligible employee may enroll in the Restated ESPP by delivering to us, prior to the date selected by the Plan Administrator as the beginning of an offering period, an agreement authorizing contributions which may not exceed the maximum amount specified by the Plan Administrator, but in any case which may not exceed 15% of such employee’s earnings during the offering period. Each participant will be granted a separate purchase right for each offering in which he or she participates. Unless an employee’s participation is discontinued, his or her purchase right will be exercised automatically at the end of each purchase period at the applicable purchase price.
Purchase Price
The purchase price per share at which shares are sold on each purchase date during an offering under the Restated ESPP is the lower of (i) 85% of the fair market value of a share of common stock on the first day of the offering period or (ii) 85% of the fair market value of a share of common stock on the purchase date.
Payment of Purchase Price; Payroll Deductions
The purchase of shares during each purchase period of an offering period generally will be funded by a participant’s payroll deductions accumulated during the purchase period. A participant may change his or her rate of contributions, as determined by the Plan Administrator in the offering. All contributions made for a participant are credited to his or her account under the Restated ESPP and deposited with our general funds.

Purchase Limits
In connection with each offering made under the Restated ESPP, the Plan Administrator may specify (i) a maximum number of shares of our common stock that may be purchased by any participant pursuant to the offering, (ii) a maximum number of shares of our common stock that may be purchased by any participant on any purchase date pursuant to such offering, (iii) a maximum aggregate number of shares of our common stock that may be purchased by all participants pursuant to such offering, and/or (iv) a maximum aggregate number of shares of our common stock that may be purchased by all participants on any purchase date pursuant to such offering. If the aggregate purchase of shares of our common stock issuable upon exercise of purchase rights granted under such offering would exceed any such maximum aggregate number, then the Plan Administrator will make a pro rata allocation of available shares in a uniform and equitable manner.
Withdrawal
While each participant in the Restated ESPP is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to us a notice of withdrawal from the Restated ESPP. Such withdrawal may be elected at any time prior to the end of the applicable offering period, subject to any advance notification requirements specified in the offering.
Upon any withdrawal from an offering by the employee, we will distribute to the employee his or her accumulated but unused payroll deductions without interest, and such employee’s interest in the offering will be automatically terminated. The employee is not entitled to again participate in such offering. An employee’s withdrawal from an offering will not have any effect upon such employee’s eligibility to participate in subsequent offerings under the Restated ESPP.
Termination of Employment
Rights granted pursuant to any offering under the Restated ESPP terminate immediately upon cessation of an employee’s employment for any reason, and we will distribute to such employee all of his or her accumulated but unused payroll deductions, without interest.
Restrictions on Transfer
Rights granted under the Restated ESPP are not transferable and may be exercised only by the person to whom such rights are granted.
Changes in Capitalization
In the event of certain changes in our capitalization, the Plan Administrator will appropriately adjust: (i) the class(es) and maximum number of securities subject to the Restated ESPP; (ii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding purchase rights; and (iii) the class(es) and number of securities that are the subject of any purchase limits under each ongoing offering.
Effect of Certain Corporate Transactions
In the event of a corporate transaction (as defined in the Restated ESPP and described below), (i) any surviving or acquiring corporation (or its parent company) may assume or continue outstanding purchase rights granted under the Restated ESPP or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the corporate transaction) for such outstanding purchase rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such outstanding purchase rights or does not substitute similar rights for such outstanding purchase rights, then the participants’ accumulated contributions will be used to purchase shares of our common stock within ten business days prior to the corporate transaction under such purchase rights, and such purchase rights will terminate immediately after such purchase.
For purposes of the Restated ESPP, a corporate transaction generally will be deemed to occur in the event of the consummation of: (i) a sale or other disposition of all or substantially all of our consolidated assets; (ii) a sale or other disposition of at least 50% of our outstanding securities; (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of such transaction.

Duration, Amendment and Termination
The board of directors may amend or terminate the Restated ESPP at any time. However, except in regard to certain capitalization adjustments, any such amendment must be approved by our stockholders if such approval is required by applicable law or listing requirements.
Any outstanding purchase rights granted before an amendment or termination of the Restated ESPP will not be impaired by any such amendment or termination, except (i) with the consent of the employee to whom such purchase rights were granted, (ii) as necessary to comply with applicable laws, listing requirements or governmental regulations (including Section 423 of the Code), or (iii) as necessary to obtain or maintain favorable tax, listing or regulatory treatment.
Federal Income Tax Information
The following is a summary of the principal United States federal income taxation consequences to participants and us with respect to participation in the Restated ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of common stock acquired under the Restated ESPP. The Restated ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Purchase rights granted under the Restated ESPP are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.
A participant will be taxed on amounts withheld for the purchase of shares of our common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.
If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.
If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.
There are no federal income tax consequences to us by reason of the grant or exercise of rights under the Restated ESPP. We are entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).
Restated ESPP Plan Benefits
Participation in the Restated ESPP is voluntary and each eligible employee will make his or her own decision whether and to what extent to participate in the plan. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the Restated ESPP. No purchase rights have been granted, and no shares of common stock have been issued, on the basis of the 1,500,000 share increase which is the subject of this Proposal 3.

ESPP Plan Benefits
The following table sets forth, for each of the individuals and groups indicated, the number of shares of our common stock previously purchased under the ESPP since its original effectiveness through April 10, 2019.

Name and position	Number of shares purchased
Timothy S. Jenks President and Chief Executive Officer	33,031
Elizabeth Eby Senior Vice President, Finance and Chief Financial Officer	6,600
Dr. Raymond Cheung Senior Vice President and Chief Operating Officer	—
Dr. Wupen Yuen Senior Vice President and General Manager	31,098
Yang Chiah Yee Senior Vice President of Global Sales	—
All current executive officers as a group	70,729
All current directors who are not executive officers as a group	—
Each nominee for election as a director*:	—
Rajiv Ramaswami	—
Ihab Tarazi	—
Each associate of any executive officers, current directors or director nominees	—
Each other person who received 5% of purchase rights	—
All employees, including all current officers who are not executive officers, as a group	3,397,377
*Non-employee directors are not eligible to participate in the ESPP or Restated ESPP.
MANAGEMENT
Executive Officers
The following table sets forth the names, ages and positions of our executive officers as of April 10, 2019, the record date:

Name	Age	Position
Timothy S. Jenks	64	President, Chief Executive Officer, Director and Chairman of the Board of Directors
Elizabeth Eby	55	Senior Vice President, Finance and Chief Financial Officer
Yang Chiah Yee	52	Senior Vice President of Global Sales
Dr. Chi Yue (“Raymond”) Cheung	51	Senior Vice President and Chief Operating Officer
Dr. Wupen Yuen	49	Senior Vice President, Chief Product Officer and General Manager

Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no familial relationships among our directors and executive officers. The biographical information of Timothy S. Jenks, our President and Chief Executive Officer, can be found in Proposal 1 in this proxy statement under the section entitled “Class I directors continuing in office until the 2020 Annual Meeting.” Set forth below is biographical information, including the experiences, qualifications, attributes and skills of our other executive officers.
Elizabeth Eby has served as our Senior Vice President, Finance and Chief Financial Officer since August 2017. Ms. Eby worked at Intel Corporation, a semiconductor company, from July 1991 to August 2017, where she served as Vice President of Finance and Group Chief Financial Officer for the Internet of Things Group from September 2016 to August 2017.  Previously, Ms. Eby held several other positions at Intel, including as Vice President, Corporate Finance Planning, Reporting & Staffs from April 2014 to September 2016, as Director, Corporate Planning and Reporting from May 2010 to April 2014, as Director, Finance & Administration Asia Pacific from 2005 to 2010, and as Mobile Processor Group Controller from 2002 to 2005.  Ms. Eby has a

Master of Science in Industrial Administration degree from Carnegie Mellon University and a Bachelor of Science in Applied Mathematics from the University of Michigan.
Yang Chiah Yee has served as our Senior Vice President of Global Sales since March 2018. Mr. Yee served previously as Senior Vice President of Worldwide Sales at IDEX ASA, a biometrics company specializing in fingerprint recognition technology, from August 2016 to February 2017. Prior to IDEX ASA, Mr. Yee served as Vice President of Worldwide Sales at Atmel Corporation, a semiconductor company, from May 2011 to March 2016 and Vice President of Sales, Asia from March 2008 to April 2011. Before Atmel, he served as Vice President of APAC Sales at Xilinx, Inc. and President of APAC at Memec, a semiconductor distribution company. Additionally, since January 2017, Mr. Yee has served as Board member for Rohinni LLC, a private company that manufactures micro LED lighting products. Mr. Yee received his Bachelor of Electrical Engineering from Nanyang Technological Institute, National University of Singapore and is a graduate of the Stanford-NUS Executive program.
Raymond Cheung, Ph.D. has served as our Senior Vice President and Chief Operating Officer since October 2012 and is an employee of NeoPhotonics (China) Co., Ltd. Previously, he served as our Vice President and Chief Operating Officer from November 2008 to October 2012 and prior to that as our Vice President of Product Engineering from August 2007 to November 2008. From April 2004 until May 2007, Dr. Cheung served as Director of SAE Magnetics (HK) Ltd., a hard disc drive magnetic heads design and manufacturing company, and was responsible for manufacturing operations in Dongguan, China. Dr. Cheung has also held various senior technical, operations and management positions with Hong Kong Applied Science & Technology Research Institute and Philips Semiconductor. Dr. Cheung holds a doctorate degree in materials and mechanics from Cambridge University (UK) and a bachelor of engineering degree in mechanical engineering from King’s College London (UK).
Wupen Yuen, Ph.D. has served as our Senior Vice President and General Manager since August 2014 and as Chief Product Officer since March 2018. Mr. Yuen previously served as our Senior Vice President of Product and Technology Development from October 2012 to August 2014, as our Vice President of Product Development and Engineering from September 2006 to October 2012 and prior to that as our Director of Business Development since joining us in January 2005. From August 2002 until December 2004, Dr. Yuen served as Chief Technology Officer of Bandwidth9, Inc., a telecommunications tunable laser company. Dr. Yuen holds a doctorate degree in electrical engineering and a master of science in electrical engineering from Stanford University and a bachelor of science in electrical engineering from National Taiwan University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2019, by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers as set forth in the Summary Compensation Table in this proxy statement;

•	each of our directors; and

•	all executive officers and directors as a group.
The percentage ownership information shown in the table below is based upon 46,426,672 shares of common stock outstanding as of February 28, 2019. In March 2019, the entities affiliated with Oak Investment Partners made a pro rata distribution of their shares of our common stock to their respective limited partners (except those partners who are our affiliates). Upon completion of such distribution, the entities affiliated with Oak Investment Partners are no longer the beneficial owner of more than 5% of our common stock. As a result, Bandel L. Carano (one of our directors), no longer has beneficial ownership of the shares subsequent to the distribution.
Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting or investment power with respect to such shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes (i) restricted stock units (RSUs) held by the person that vest within 60 days after February 28, 2019 and (ii) shares issuable upon exercise of options and warrants held by the respective person or group which may be exercised or converted within 60 days after February 28, 2019. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person or entity, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.
Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse. Unless otherwise indicated below, the address of each person listed on the table is c/o NeoPhotonics Corporation, 2911 Zanker Road, San Jose, California 95134 USA.

	Beneficial ownership
Name and Address of Beneficial Owner	Total Shares of Common Stock	Percent
5% Stockholders:
Funds affiliated with Oak Investment Partners(1)(2)	5,571,335	12.0%
525 University Avenue, Suite 1300, Palo Alto, CA 94301
Russell Investment Management LLC	4,394,217	9.5%
1301 Second Avenue, 18th floor, Seattle, WA 98101
Boston Partners Global Investors, Inc.	2,967,980	6.4%
909 Third Avenue, 32nd floor, New York, NY 10022
Joint Stock Company “RUSNANO”(3)	2,572,282	5.5%
Prospect 60-letiya Oktyabrya 10a, 117036, Moscow, Russian Federation
BlackRock, Inc.	2,345,920	5.1%
55 East 52nd Street, New York, NY 10055
Dimensional Fund Advisors LP	2,335,824	5.0%
6300 Bee Cave Road, Building One, Austin, TX 78746
AWM Investment Company, Inc.	2,330,000	5.0%
527 Madison Avenue Suite 2600, New York, NY 10022

Named executive officers and directors:
Timothy S. Jenks(4)	908,643	1.9%
Elizabeth Eby(5)	164,225	*
Yang Chiah Yee(6)	47,483	*
Dr. Raymond Cheung(7)	211,167	*
Dr. Wupen Yuen(8)	330,070	*
Charles J. Abbe(9)	112,059	*
Dmitry Akhanov(10)	48,458	*
Bandel L. Carano(11)(2)	5,629,695	12.1%
Rajiv Ramaswami(12)	53,218	*
Michael J. Sophie(13)	67,062	*
Ihab Tarazi(14)	27,314	*
All executive officers and directors as a group (11 people)(15)	7,599,394	16.0%

*Represents less than 1%.

(1)
Includes 1,622,872 shares beneficially owned by Oak Investment Partners IX, Limited Partnership (“Oak IX”); 17,291 shares beneficially owned by Oak IX Affiliates Fund, Limited Partnership (“Oak IX Affiliates”); 38,947 shares beneficially owned by Oak IX Affiliates Fund—A, Limited Partnership (“Oak IX Affiliates-A”); 3,731,759 shares beneficially owned by Oak Investment Partners X, Limited Partnership (“Oak X”); 59,911 shares beneficially owned by Oak X Affiliates Fund, Limited Partnership (“Oak X Affiliates”); and 100,555 shares beneficially owned by Oak Investment Partners XI, Limited Partnership (“Oak XI”). Each of these entities has sole voting and investment power with respect to the shares they beneficially own. Oak Associates IX, LLC is the general partner of Oak IX, Oak IX Affiliates, LLC is the general partner of each of Oak IX Affiliates and Oak IX Affiliates-A, Oak Associates X, LLC is the general partner of Oak X, Oak X Affiliates, LLC is the general partner of Oak X Affiliates, and Oak Associates XI, LLC is the general partner of Oak XI. As the general partner, these entities have shared voting and investment power over the shares held by the entity for which they are the general partner. Each of Bandel L. Carano (one of our directors), Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont are managing members of each of the general partners described above, and are each deemed to have shared voting and investment power over the shares held by the various funds, and therefore the entire 5,571,335 shares.

(2)
In March 2019, the entities affiliated with Oak Investment Partners made a pro rata distribution of their shares of our common stock to their respective limited partners (except those partners who are our affiliates).  Upon completion of such distribution, the entities affiliated with Oak Investment Partners are no longer the beneficial owner of more than 5% of our common stock. As a result, each of Bandel L. Carano (one of our directors), Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont no longer have shared voting and investment power over the shares subsequent to the distribution.

(3)
Rusnano is a joint stock company organized under the laws of the Russian Federation. The supervisory board of Rusnano has sole voting and investment power with respect to the shares beneficially owned by Rusnano. The Russian Federation owns 100% of Rusnano. Dmitry Akhanov, a member of our board of directors, is the President and Chief Executive Officer of Rusnano USA, Inc., a U.S. subsidiary of Rusnano, but he disclaims beneficial ownership of these shares.

(4)
Includes 499,228 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 28, 2019 and 386,534 shares of common stock. In addition 16,007 shares of common stock were held by family members and 6,874 shares of common stock were held in trusts that belong to his family members.

(5)	Includes 30,750 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 28, 2019 and 133,475 shares of common stock.

(6)
Consists of 24,950 restricted stock units that may be settled in shares of common stock within 60 days of February 28, 2019, and 22,533 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 28, 2019.

(7)	Consists of 211,167 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 28, 2019.

(8)	Consists of 275,866 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 28, 2019 and 54,204 shares of common stock.

(9)	Consists of 33,973 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 28, 2019 and 78,086 shares of common stock.

(10)
Consists of 31,154 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 28, 2019 and 17,304 shares of common stock. Although Mr. Akhanov is the President and Chief Executive Officer of Rusnano USA, Inc., a U.S. subsidiary of Rusnano, he has no voting or dispositive power over any shares held by Rusnano.

(11)
Includes the shares of common stock detailed in Note (1) above held by the fund entities affiliated with Oak Investment Partners. Also includes 58,360 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 28, 2019.

(12)	Consists of 35,914 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 28, 2019 and 17,304 shares of common stock.

(13)	Consists of 48,668 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 28, 2019 and 18,394 shares of common stock.

(14)	Consists of 20,582 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 28, 2019 and 6,732 shares of common stock.

(15)
Consists of 1,293,145 shares of common stock issuable upon the exercise of options exercisable within 60 days of February 28, 2019 and restricted stock units that may be settled in shares of common stock within 60 days of February 28, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers and greater than ten percent beneficial owners of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, executive officers and greater than ten percent stockholders are required by the rules and regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of the copies of these reports furnished to us, we are not aware of any required Section 16(a) reports that were not filed on a timely basis.
Copies of the insider trading reports as filed with the Securities and Exchange Commission are available at http://IR.neophotonics.com.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to our equity compensation plans in effect as of December 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(2)	5,827,127	$5.82	1,310,037	(3)
Equity compensation plans not approved by security holders(4)	556,646	$5.09	266,748

(1)
Consists solely of outstanding options as there is no exercise price for outstanding restricted stock units. Our common stock was not publicly traded prior to our initial public offering in February 2011, and the exercise price of the options granted prior to our initial public offering was determined by our board of directors on the grant date based on its determination of the fair market value of our common stock on such grant date.

(2)	Consists of our 2004 Stock Option Plan, our 2010 Equity Incentive Plan (the “2010 Plan”) and our 2010 Employee Stock Purchase Plan.

(3)
The number of shares of our common stock reserved for issuance under the 2010 Plan will automatically increase on January 1st each year, starting on January 1, 2012 and continuing through January 1, 2020, by 3.5% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, or such lesser number of shares of common stock as determined by our board of directors. Pursuant to the evergreen provision contained therein, in January 2019, an additional 1,623,244 shares of our common stock were added to the 2010 Plan. Also, in January 2019 an additional 100,000 shares of our common stock were added to the 2010 Employee Stock Purchase Plan pursuant to the evergreen provision contained therein. This evergreen provision will terminate if the Restated ESPP (Proposal No. 3) is approved at this meeting.

(4)	Consists solely of our 2011 Inducement Award Plan.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis discusses the principles underlying our executive compensation program and the policies and practices that contributed to our executive compensation actions and decisions for 2018, and the most important factors relevant to an analysis of these policies and practices. It also provides qualitative information regarding the manner and context in which compensation was paid and awarded to and earned by our executive officers and places in perspective the data presented in the compensation tables and accompanying narrative below.
This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for the following of our executive officers, to whom we refer collectively in this discussion as our “named executive officers”.

•	Timothy S. Jenks, our President and Chief Executive Officer (our “CEO”);

•	Elizabeth Eby, our Senior Vice President, Finance and Chief Financial Officer;

•	Yang Chiah Yee, our Senior Vice President of Global Sales, who joined us in March 2018;

•	Dr. Raymond Cheung, our Senior Vice President and Chief Operating Officer;

•	Dr. Wupen Yuen, our Senior Vice President, Chief Product Officer and General Manager.
Executive Summary
We are a leading designer and manufacturer of optoelectronic products that transmit, receive and switch high speed digital optical signals for communications networks. Our products address the highest speed over distance applications and are designed for 100G and beyond data rates, such as at 200G, 400G, 600G and, in the near future, 800G per second, for telecom and hyper-scale data center or content provider networks.

In 2018, we achieved the following financial and operational results:

•	Our High Speed Products for data rates of 100G and beyond comprised 86% of our revenues in 2018, up from 83% in 2017;

•
Achieved annual revenues of $323 million, compared to $293 million in 2017, which represented a year-over-year increase of 10% which was primarily due to a recovery of demand in the China market and strength in the metro and Data Center Interconnect markets in the west;

•	Continued to introduce new product solutions for the highest speed communications networks in telecom and datacenter applications;

•	Signed a definitive agreement to sell our manufacturing operations in Russia;

•	Took actions to sell or discontinue certain products that were not meeting corporate profitability targets while continuing to ramp new and 100G and beyond products.
2018 Executive Compensation Highlights
Our compensation committee took the following actions with respect to the 2018 compensation of our executive officers including our named executive officers, with the details of these actions discussed further below:

•	Base Salary - We approved mid-year base salary increases for our named executive officers consistent with our historic practice.

•	Annual Bonuses - We established our 2018 bonus plan and awarded annual bonuses based on our 2018 performance as evaluated against several corporate financial and operational performance measures.

•
Long-Term Incentive Compensation - We granted long-term incentive compensation opportunities in the form of service-based vesting restricted stock units, referred to as RSUs and performance based vesting RSUs, referred to as PRSUs, which represented approximately 60% of the total annual equity grant value. Vesting of the PRSUs is contingent, along with satisfaction of service-based vesting conditions, upon our achieving stock price trading targets of $10, $11 and $12 per share in order to motivate our executive team members to increase shareholder value.

•	Mr. Yee’s Employment Offer Letter and Retention Agreement. We established the initial terms of Mr. Yee’s compensation in his employment offer letter and retention agreement.
The following table illustrates the relative approximate proportions of the value of the base salary, target annual bonus opportunity and equity award value (based on grant date fair value) granted to our named executive officers in 2018:

Named Executive Officer	Base Salary	Target Annual Bonus Opportunity	Equity Awards
Mr. Jenks	21%	21%	58%
Ms. Eby	29%	17%	54%
Mr. Yee(1)	18%	11%	71%
Dr. Cheung	30%	18%	52%
Dr. Yuen	29%	18%	53%

(1)
Mr. Yee was appointed as our Senior Vice President of Global Sales effective March 21, 2018. Amounts in the table above reflect Mr. Yee’s annualized 2018 base salary and annualized bonus target amount and not the actual pro-rated amounts earned for 2018.

Executive Compensation Policies and Practices
Our Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent and reflects sound governance standards consistent with our executive compensation policies and practices. The following policies and practices were in effect during 2018:

•	Independent Compensation Committee. Our Compensation Committee comprises solely of independent directors;

•	Independent Compensation Committee Advisor. Our Compensation Committee engages its own independent compensation consultant to assist with its executive compensation review.

•	Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk”;

•	No Excessive Perquisites. We do not provide any excessive executive perquisites, such as tax reimbursement payments (including “gross-ups”) on any post-employment payments or benefits;

•
“Double-Trigger” Change-in-Control Severance Arrangements. All change-in-control severance payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid);

•
Multi-Year Equity Vesting Requirements. Other than RSUs granted as part of year-end bonuses in lieu of cash, the equity awards granted to our executive officers vest or are earned over multi-year periods;

•	Stock Ownership Guidelines. We require our CEO and U.S.-based executive officers to maintain a minimum level of ownership in our common stock; and

•
Hedging and Pledging Prohibited. We prohibit our executive officers and other employees from hedging, pledging or engaging in other inherently speculative transactions with respect to their holdings of Company securities.

Recent Stockholder Advisory Vote on Named Executive Officer Compensation
We currently hold our stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say-on-Pay” vote) on a triennial basis. We conducted our most recent Say-on-Pay vote at our 2017 Annual Meeting of Stockholders at which our stockholders approved the compensation of our named executive officers with approximately 97.3% of the votes cast in favor of the proposal. We believe that the results of our most recent Say-on-Pay vote reflects our stockholders’ support of our compensation approach, specifically our efforts to attract, retain and motivate our executive officers. Accordingly, we made no significant design changes in 2018 to our executive compensation program as a result of the 2017 Say-on-Pay vote.
Compensation Philosophy and Objectives
Our executive compensation program is designed to achieve the following objectives:

•	provide total compensation packages that attract, motivate, reward, and retain exceptional executive-level talent;

•	establish a direct and meaningful link between performance and the compensation payable in respect of such performance;

•	provide strong incentives for our executive officers create stockholder value; and

•	align the financial interests of our executive officers with those of our stockholders.
While our Compensation Committee (or our Board of Directors, as applicable) reviews the total compensation package for each of our executive officers, including each of our named executive officers, in connection with the decisions it makes each year regarding each individual compensation component, generally the amount of any one compensation component is determined independent of the amount of any other component.
Compensation-Setting Process
Role of our Compensation Committee
Our Compensation Committee oversees our executive compensation program in relation to our competitive marketplace for talent (including our executive compensation policies and practices), approves the compensation of our executive officers and administers our various employee stock plans. Our Compensation Committee performs at least an annual review of our executive officers’ target total direct compensation opportunities to determine whether they meet our compensation objectives. Specifically, our Compensation Committee is responsible for:

•
reviewing and approving the compensation and other terms of employment of our executive officers, including our named executive officers, and other senior members of management, and reviewing and approving performance goals and objectives relevant to such compensation; and

•	administering our stock option plans, stock purchase plans, compensation plans, and similar programs, including the adoption, amendment and termination of such plans.
Our Compensation Committee’s objective of maintaining an executive compensation program that is competitive includes a balance between motivating and retaining our executive officers and maintaining a reasonable and responsible cost structure. Our Compensation Committee does not establish a specific target percentile for the target total direct compensation opportunities of our executive officers, including our named executive officers (that is, we do not engage in “benchmarking” as that term is commonly used). When setting the amount of each compensation component for our executive officers, our Compensation

Committee (or the independent members of our Board of Directors, as applicable) considers a number of factors, the importance of any one of which may vary in any given year, including:

•	corporate and/or individual performance, as we believe this encourages our executive officers to focus on achieving our business objectives;

•	the need to motivate our executive officers to address particular business challenges that are unique within any given year;

•
the experiences and individual knowledge of the members of our Compensation Committee (or the independent members of our Board of Directors, as applicable) regarding compensation of similarly-situated executives at other companies (with reference to third party surveys), as we believe this approach helps us to compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure;

•	internal pay parity of the compensation paid to one executive officer as compared to another, as we believe this contributes to retention and a spirit of teamwork among our executive officers;

•
the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, work as part of a team and reflect our core values;

•	the potential dilutive effect on our stockholders generally from equity awards granted to our executive officers;

•	common pay practices and local economic conditions in foreign countries where an executive officer may work;

•	broader economic conditions, to ensure that our pay strategies are effective yet responsible, particularly in the face of any unanticipated consequences of the broader economy on our business;

•
individual negotiations with our executive officers, particularly in connection with their initial compensation package, as these individuals may be leaving meaningful compensation opportunities at their prior employer to work for us, as well as negotiations upon their departure, as we recognize the benefit to our stockholders of smooth transitions; and

•	recommendations provided by our CEO for his executive direct reports.
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for our executive officers, including our named executive officers.
Our Compensation Committee may, at its discretion and in accordance with the philosophy of making all information available to our Board of Directors, present executive compensation matters to the entire Board of Directors for their review and approval.
In the course of its deliberations, in any given year, our Compensation Committee may review and consider materials such as our financial reports and projections, operational data, tax and accounting information regarding potential compensation, executive stock ownership information, analyses of historical executive compensation levels, and current company-wide compensation levels, competitive market data and the recommendations of our CEO.
Role of our Management
For our executive officers including named executive officers other than our CEO, our Compensation Committee solicits and considers the performance evaluations and compensation recommendations submitted by our CEO. In the case of our CEO, the non-employee members of our Board of Directors evaluate his performance and our Compensation Committee determines whether to make any adjustments to his compensation.
Our human resources and finance departments work with our CEO to propose for the consideration and approval of our Compensation Committee the design of our executive compensation program, to recommend changes to existing compensation components, to recommend financial and other performance measures and related target levels to be achieved under our incentive compensation plans, to prepare analyses of financial data and other briefing materials and, ultimately, to implement the decisions of our Compensation Committee or our Board of Directors, as applicable.
No executive officer, including no named executive officer, was present or participated directly in the final determinations or deliberations of our Compensation Committee or our Board of Directors, as applicable regarding the amount or component of his or her own 2018 compensation package.
Role of our Compensation Consultant
For 2018, our Compensation Committee engaged Compensia, a national compensation consulting firm, to assist it in its deliberations on the compensation payable to our executive officers, including our named executive officers.

The nature and scope of services of Compensia’s services in 2018 included the following:

•	providing advice regarding best practices and market trends in executive compensation;

•	assisting with the design of our equity compensation program, and other executive compensation arrangements, as needed;

•	preparing for and attending meetings of our Compensation Committee;

•
working with our management and human resource personnel to obtain any information needed about us to provide its working with our management and human resource personnel to obtain any information needed about us to provide its services; and

•	producing a report on executive compensation regarding the relative market positions of each component of compensation for each of our executive officers.
The Company pays the cost for Compensia’s services. In April 2019, our Compensation Committee reviewed the independence of Compensia pursuant to the criteria set forth in Exchange Act Rule 10C-1 and the applicable listing standards of The New York Stock Exchange. Our Compensation Committee determined that the work of Compensia did not give rise to any conflict of interest.
Competitive Positioning
For purposes of evaluating our executive compensation against the competitive market, our Compensation Committee reviews and considers the compensation levels and practices of a group of comparable technology companies. This data is drawn from a select group of peer companies developed by the Compensation Committee, as well as compensation survey data. The companies comprising the compensation peer group are selected on the basis of their similarity to us in size (as determined largely by revenue and market capitalization), business strategy and industry. Our Compensation Committee reviews the compensation peer group in years when it requests a peer assessment of executive compensation and makes adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group.
In connection with its review of our executive compensation program in June and July 2018 and its determinations with respect to the compensation of our executive officers, including our named executive officers, our Compensation Committee used an analysis of the compensation practices of a compensation peer group of 20 technology companies, which was developed with the assistance of Compensia. The companies in this compensation peer group were selected in June 2017 on the basis of their similarity to us using the following criteria (as determined as of June 2017):

•	similar industry - companies that design and manufacture technology equipment with a preference for companies in the communications equipment and semiconductor and other hardware sectors;

•
similar revenue size - ~0.5x to ~2.0x our last previous four fiscal quarter revenue at the time of the June 2017 determination (ranging from approximately $200 million to approximately $800 million, with median revenues of approximately $367 million);

•
similar market capitalization - ~0.33x to ~3.0x our market capitalization of approximately $350 million (ranging from approximately $100 million to approximately $1.1 billion, with a median market capitalization of approximately $427 million); and

•	similar size - companies with a number of employees that approximated our employee population at the time of the June 2017 determination.
For 2018 it was determined that the June 2017 peer group would also be used for 2018 compensation decisions. This peer group consisted of the following companies:

Alpha and Omega Semiconductor	Inphi Corporation
Bel Fuse, Inc.	IXYS Corporation
CalAmp Corporation	Lattice Semiconductor Corporation
Calix, Inc.	Novanta, Inc.
Cohu, Inc.	Oclaro, Inc.
Commtech Communications, Inc.	ShoreTel, Inc.
Daktronics	Sigma Designs, Inc.
Digi International, Inc.	Sonus Networks, Inc.
Extreme Networks, Inc.	Vishay Precision Group, Inc.
Harmonic, Inc.	Xcerra Corporation

To analyze the compensation practices of the companies in the compensation peer group, Compensia gathered data from public filings of the peer companies. This data, supplemented with a custom analysis of compensation data for technology companies of similar revenue size drawn from a third party study, was then used by our Compensation Committee as a reference when evaluating our current compensation levels in the course of its deliberations on compensation design and amounts.
This compensation analysis was used by our Compensation Committee to develop a subjective representation of the “competitive market” with respect to current executive compensation levels and related policies and practices. Our Compensation Committee then evaluated how its contemplated compensation actions and decisions compared to the competitive market.
We do not believe that it is appropriate to make compensation decisions, whether regarding base salaries or short-term or long-term incentive compensation, only upon any type of benchmarking to a peer or other representative group of companies. Our Compensation Committee believes that information regarding the compensation practices at other companies is useful in at least two respects. First, our Compensation Committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages. This information is only one of several factors that our Compensation Committee considers, however, in making its decisions with respect to the compensation of our executive officers.
Compensation Risk Assessment
Our Compensation Committee periodically reviews the potential risks associated with the structure and design of our various compensation plans. Our Compensation Committee has reviewed the material compensation plans and arrangements for all employees and determined that none of our compensation policies and practices is reasonably likely to have a material adverse effect on the Company. We believe that our compensation programs generally contain a balance of fixed and variable features, as well as complementary performance measures and reasonable goals, all of which operate to mitigate risk and reduce the likelihood of employees engaging in excessive risk-taking behavior with respect to the compensation-related aspects of their jobs. In addition, our material compensation plans and arrangements operate within the corporate governance and review structure that serves and supports our risk mitigation practices.
Compensation Components
Our executive compensation program has four primary components-base salary, an annual bonus opportunity, long-term incentive compensation which is currently provided in the form of equity awards and post-employment compensation arrangements. The following table summarizes our material compensation components and the reasons such compensation component is provided.

Compensation Component	Objective
Base salary	• Attract and retain experienced executive officers by providing an expected baseline level of compensation
Annual bonus	• Motivate executive officers to attain shorter-term performance goals and thereby link executive pay with performance
Long-term incentive compensation
• Motivate executive officers to achieve longer-term performance goals and provide additional incentives to create stockholder value by directly linking the financial interests of the executive officers with those of our stockholders, as well as provide a retention incentive

Post-employment compensation	• Motivate our senior executive officers to complete significant corporate transactions without regard to such executive’s own compensation or job security
Base Salary
In June and July 2018, our Compensation Committee reviewed the base salaries of our named executive officers and considered information provided by Compensia regarding the expected range for annual base salary increases of our peer group for 2018. After considering the competitive market data provided by Compensia, as well as the collective knowledge and experience of its members on base compensation levels provided to individuals in similar positions at other companies our Compensation Committee determined to increase the annual base salaries of each of our executive officers other than Mr. Yee by the percentages indicated in the chart below, effective as of July 1, 2018. The Compensation Committee determined, in each case, that the applicable increases were reasonable and necessary to continue to provide base salary compensation at a level comparative with and comparable to that provided to executives in similar positions at other companies, including our peer group.

Named Executive Officer	2017 Base Salary	2018 Base Salary	Percentage Adjustment
Mr. Jenks	$500,000	$510,000	2.0%
Ms. Eby	340,000	350,000	2.9
Mr. Yee(1)	—	325,000	—
Dr. Cheung(2)	347,115	360,000	3.7
Dr. Yuen	335,000	350,000	4.5

(1)	Mr. Yee was appointed as our Senior Vice President of Global Sales effective March 21, 2018. His base salary is listed on an annualized basis.

(2)
Dr. Cheung’s base salary is calculated in U.S. dollars at the average exchange rate for the applicable year. Dr. Cheung’s actual base salary was paid in RMB, the legal currency of the People’s Republic of China. Dr. Cheung’s adjusted base salary represents a 3.7% increase over his prior year base salary under the RMB currency in which he is paid.

Mr. Yee’s 2018 base salary was set at $325,000 pursuant to the terms of his employment offer letter entered into in March 2018 and was not increased as part of the annual review process that took place in June and July 2018 because the Compensation Committee determined that his 2018 base salary had already been set at an appropriate level for his position pursuant to his employment offer letter. (See “Mr. Yee’s Employment Offer Letter” below).
Annual Bonuses
Each year, we seek to motivate our executive officers, including our named executive officers, to successfully execute our annual financial and operational objectives through an annual bonus opportunity. In designing these bonus opportunities, our CEO works with our Compensation Committee to develop appropriate performance objectives and related target levels, which are then reviewed and approved by our Board of Directors. The performance measures and related payout levels are determined based on management’s business forecast both at the corporate and business unit levels, as reviewed and approved by our Board of Directors.
In April 2018, our Compensation Committee reviewed and approved an annual bonus plan for 2018 (the “2018 Bonus Plan”) for our executive officers and other key employees. The 2018 Bonus Plan was proposed by our management following discussions with our Compensation Committee and after taking into consideration the objectives set forth in our 2018 annual operating plan. Our Compensation Committee designed the 2018 Bonus Plan so that bonus payments would be based in part on our actual achievements measured against a set of pre-established corporate performance objectives, including completion of various research and development milestones during the year.
Target Annual Bonus Opportunities
In July 2018, our Compensation Committee reviewed the target annual bonus opportunities for our executive officers, including our named executive officers, for purposes of the 2018 Bonus Plan. The 2018 target annual bonus opportunities were retained at the same level as the 2017 target bonus levels for the applicable named executive officers. Mr. Yee’s target bonus opportunity was established at the same percentage of his annual base salary as our other non-CEO named executive officers in connection with his joining us in March 2018.
The target annual bonus opportunities for our named executive officers were as follows:

Named Executive Officer	2018 Target Annual Bonus Opportunity (as a percentage of base salary)	2018 Target Annual Bonus Opportunity
Mr. Jenks	100%	$510,000
Ms. Eby	60	210,000
Mr. Yee(1)	60	152,260
Dr. Cheung(2)	60	216,000
Dr. Yuen	60	210,000

(1)	Mr. Yee’s target annual bonus for 2018 was pro-rated to reflect his commencement of employment in March 2018. Mr. Yee’s annualized 2018 target annual bonus was $195,000.

(2)	Dr. Cheung’s target annual bonus opportunity is calculated in U.S. dollars at the average exchange rate for the year.
These target annual bonus opportunities were determined by our Compensation Committee based on its members’ collective knowledge and experiences, the recommendations of our CEO (except with respect to his own target annual bonus opportunity) and considerations for internal pay equity. That is, while our Compensation Committee generally believes compensation for our executive officers should increase with their level of responsibility, it also recognized that achievement of the corporate performance objectives underlying the 2018 Bonus Plan would require a team effort among management, and, therefore, the target annual bonus opportunities should fall within a narrow range, with the largest percentage awarded to our CEO in light of his overall responsibility for the successful execution of our annual operating plan.
Corporate Performance Objectives
Our Compensation Committee structured the 2018 Bonus Plan so that a pool for the payment of bonuses would be funded throughout the year based on our Compensation Committee’s assessment of our overall corporate performance as measured against a set of pre-established corporate performance objectives. For 2018, our corporate performance objectives consisted of non-GAAP operating income targets, free cash flow targets and completion of various research and development milestones during the year. Each of these research and development milestones had certain target performance specifications and completion dates. The criteria for assessment included timely and cost-effective delivery of named products to the target performance specifications and to the target development stage. The assessment was to be made based on timeliness, budget adherence, technical risk assessment and potential customer impact.
Our Compensation Committee selected these operational performance objectives because it believed they were the best indicators of our ability to successfully execute our annual operating plan and factors critical to improving our competitive position and increasing the value of our common stock. Our Compensation Committee believed these objectives, therefore, best aligned the financial interests of our executive officers, including our named executive officers, with those of the stockholders.
Although expressed as a potential payment outcome, the target levels for these operational performance objectives were merely non-binding guidelines to be used by our Compensation Committee as one factor in determining the actual bonus payments, if any, to be made to our executive officers and other participants under the 2018 Bonus Plan. In approving the 2018 Bonus Plan, our Compensation Committee did not assign a specific dollar payment amount to any of the corporate performance objectives or to its assessment of individual performance achievements. Instead, as in prior years, our Compensation Committee intended to determine actual bonus payments for 2018 based upon the subjective judgment of its members as to the appropriate bonus amounts after assessing:

•	our actual corporate performance as compared against the expected progress for each corporate performance objective; and

•	an evaluation of whether each executive officer had performed his or her duties and responsibilities in a satisfactory manner; and

•	Our overall budget (that is, the appropriate level of bonuses to pay after consideration of the broader economic conditions and our balance sheet and expected cash flows).
Under the 2018 Bonus Plan, our Compensation Committee reserved the discretion to award up to 50% of the bonus payments actually earned by our executive officers and other participants for 2018 in the form of restricted stock unit awards.
2018 Annual Cash Bonus Awards
In April 2019, our Compensation Committee reviewed our actual performance during 2018 against each of the corporate performance objectives, as well as other aspects of our corporate and each executive officer and other participant’s individual performance, and determined that we had achieved our corporate performance goals at a 50% level. In making such determination, the Compensation Committee considered that during 2018 we had attained approximately ($17 million) in non-GAAP operating income (loss), approximately $5 million in free cash flows, and 80% of the research and development milestones. The Compensation Committee further considered the individual performance of the named executive officers other than our CEO and determined that no adjustments would be made to their 2018 bonus awards based on individual performance considerations. However, the Compensation Committee determined that in order to preserve cash for our operations, notwithstanding achievement of our corporate performance goals at a 50% level, it would only award each of the named executive officers at approximately 25% of their 2018 target bonus amount as a cash bonus.

Accordingly, the Compensation Committee approved the following 2018 cash performance bonuses for our named executive officers, which were paid in April 2019:

Named Executive Officer	2018 Cash Bonus
Mr. Jenks	$127,500
Ms. Eby	54,000
Mr. Yee	40,000
Dr. Cheung(1)	54,000
Dr. Yuen	54,000

(1)	Dr. Cheung’s 2018 cash bonus is disclosed in the chart above in U.S. dollars. Dr. Cheung’s actual 2018 cash bonus was paid in RMB, the legal currency of the People’s Republic of China.
Retention RSU grants
In April 2019, in addition to the 2018 cash-bonus awards, the Compensation Committee granted restricted stock unit awards to our named executive officers in order to provide a retention incentive to these officers, with the number of shares subject to the restricted stock unit award to be determined by reference to 100% of the awarded 2018 cash bonus amount divided by our closing stock price on April 9, 2019, rounded down to the nearest whole share. These restricted stock unit awards will vest on the one-year anniversary of the date of grant, subject to the recipient’s continued service through such anniversary date.

Named Executive Officer	RSU Award
Mr. Jenks	20,079
Ms. Eby	8,504
Mr. Yee	6,299
Dr. Cheung	8,504
Dr. Yuen	8,504
Long-Term Incentive Compensation
We use equity awards to ensure that our executive officers, including our named executive officers, have a continuing stake in our long-term success. We structure our long-term incentive compensation in the form of equity awards because we believe that if our executive officers own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize longer-term stockholder value instead of short-term gain. We also believe that equity awards are an integral component of our efforts to attract exceptional executive officers and employees.
We believe that properly structured long-term incentive compensation arrangements work to align the long-term interests of our executive officers and stockholders by creating a strong, direct link between their compensation and stock price appreciation.
For 2018 we determined to grant equity awards solely in the form of restricted stock units subject to service based and/or performance based vesting. The Compensation Committee determined to grant solely restricted stock units for 2018 annual equity awards in lieu of a combination of restricted stock units and stock options in order to preserve the shares available for future grant under our equity plan and to conform to general market trends toward using restricted stock unit awards in lieu of options.
Additionally, for 2018 the Compensation Committee determined that it would grant performance restricted stock units, or PRSUs, that would vest contingent upon attainment of share price performance targets. The Compensation Committee selected the share price performance target for the PRSUs in order to incentivize the executive team to achieve performance outcomes that will drive an increase in our share value. The PRSUs will vest if the 30-day weighted average closing price of our common stock is equal to or greater than certain price targets per share (30% of the shares upon a $10 price target, 30% upon an $11 price target and 40% upon a $12 price target). If the performance goal is attained, these PRSUs are scheduled to vest 25% of the underlying shares on July 1, 2019, 25% on July 1, 2020, 25% on July 1, 2021 and 25% on July 1, 2022, in each case subject to continued services through the applicable vesting date.
In determining the size of the equity awards granted in 2018 to our executive officers, including our named executive officers, our Compensation Committee made its decisions based primarily on its members’ experience and knowledge, equity compensation data provided by Compensia, internal pay equity (that is, generally similar award sizes as among our executive officers, with larger awards to our CEO in light of his roles and responsibilities), our performance (that is, the progress as of the date of grant toward the achievement of the financial measures described above under the discussion of the 2018 Bonus Plan) and the potential dilutive effect on our stockholders and the other factors described above.  These factors were considered as a whole, without any specific weighting or formula.
In July 2018, our Compensation Committee approved the grant of the following equity awards to our named executive officers:

Named Executive Officer	Time-Based Restricted Stock Unit Awards (Number of Shares)	Market-Based Restricted Stock Unit Awards (Number of Shares)	Aggregate Grant Date Fair Value
Mr. Jenks	90,000	130,000	$1,395,075
Ms. Eby	39,000	65,000	654,938
Mr. Yee(1)	—	50,000	290,798
Dr. Cheung	36,000	65,000	633,638
Dr. Yuen	36,000	65,000	633,638

(1) Mr. Yee did not receive a time-based vesting annual equity award as part of the Compensation Committee’s annual executive compensation review as he had recently received equity awards at the time he was appointed as our Senior Vice President of Global Sales in March 2018 (See “Mr. Yee’s Employment Offer Letter” below).
Mr. Yee’s Employment Offer Letter
In March 2018 we recruited Mr. Yee as our Senior Vice President of Global Sales. In establishing the initial compensation arrangements for Mr. Yee, we took into consideration the requisite experience and skills that a qualified candidate would need to manage a growing business in a dynamic and ever-changing environment, the competitive market for similar positions at other comparable companies based on a review of compensation survey data and the need to integrate him into our existing executive compensation structure, balancing both competitive and internal equity considerations, as well as individual negotiations with Mr. Yee. Mr. Yee’s employment offer letter provided Mr. Yee with the following as an inducement to his commencement of employment with us:

•	An annual base salary of $325,000;

•	An annual bonus targeted at 60% of his annual base salary;

•	An option to purchase 83,200 shares of our common stock, vesting over four years, subject to his continuous service to us through the applicable vesting date;

•	A restricted stock unit award that may be settled for 99,800 shares of our common stock, vesting over four years, subject to his continuous employment with us through the applicable vesting date;
In addition, Mr. Yee entered into a retention agreement with us providing for severance payments and benefits in the event of an involuntary termination of his employment at levels consistent with those provided to our other executives, including an involuntary termination of his employment in connection with a change in control. For a detailed description of the terms of this retention agreement, as well as an estimate of the potential payments and benefits payable under the agreement, see “Management-Potential Payments Upon Termination or Change in Control” below.
Health and Welfare Benefits
We provide the following benefits to our U.S. based named executive officers on the same terms and conditions as provided to all other U.S. based eligible employees:

•	medical, dental and vision insurance, basic life insurance;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability, accidental death and dismemberment insurance;

•	a Section 401(k) defined contribution plan for U.S.-based employees; and

•
a nonqualified deferred compensation plan for certain of our U.S. employees, including our U.S.-based executive officers to provide them an opportunity to defer certain compensation on a pre-tax basis and accumulate tax-deferred earnings.

We believe these benefits are consistent with benefits provided by other companies based on the experiences and individual knowledge of the members of our Compensation Committee regarding the compensation of similarly-situated executives at other companies and help us to attract and retain high quality executives.

In China, Dr. Cheung is provided health and welfare benefits comparable to those provided to the top tier of salaried employees in southern China, and additionally is provided access to Hong Kong health services. Dr. Cheung’s annual compensation includes RMB 54,000 ($8,166 based on an average exchange rate of RMB 6.61 per U.S. dollar in 2018) to cover the cost of family health insurance premiums in the People’s Republic of China and RMB 12,509 ($1,892 based on an average exchange rate of RMB 6.61 per U.S. dollar in 2018) to cover the cost of commercial medical insurance.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Consequently, we provide only limited perquisites or other personal benefits to our executive officers, including our named executive officers. In considering potential perquisites, our Compensation Committee reviews the cost to us as compared to the perceived value of providing such benefits.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment, motivation or retention purposes.
Post-Employment Compensation Arrangements
Each of our named executive officers is eligible to receive payments and benefits in the event of certain involuntary terminations of employment, including a termination of employment in connection with a change in control of the Company, under the terms of his or her respective severance or retention agreement. These agreements (and the payments and benefits offered under each such agreement) reflect the negotiations of each of the named executive officer as well as a desire to have internal parity among our executive officers with respect to their potential post-employment compensation arrangements. We consider these arrangements to be critical to attracting and retaining high caliber executives.
In addition, we believe that providing certain payments and benefits and partial vesting acceleration of outstanding and unvested equity awards in the event of a termination of employment in connection with a change in control of the Company, if structured appropriately, serve to minimize the distractions to an executive officer and reduce the risk that a named executive officer terminates his employment with us before an acquisition is consummated.
We believe that these arrangements allow our named executive officers to focus on continuing normal business operations and, in the case of change in control payments and benefits, on the success of a potential business combination, rather than being distracted by how business decisions that may be in the best interest of our stockholders will impact each named executive officer’s own financial security. That is, we believe that these arrangements help ensure stability among our named executive officers, and will help enable them to maintain a balanced perspective in making overall business decisions during periods of uncertainty.
For a detailed description of these arrangements with our named executive officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Management-Potential Payments Upon Termination or Change in Control” below.
Employee Stock Plans
Under the terms of our employee stock plans and agreements with our executive officers, including our named executive officers, the vesting of outstanding and unvested stock options and restricted stock unit awards is partially accelerated in the event of certain material corporate transactions, where equity awards are not assumed or substituted, as well as in the event of certain involuntary terminations of employment following certain material corporate transactions (such as a change of control).
We believe these accelerated vesting provisions are appropriate in light of the collective knowledge and experiences of the members of our Compensation Committee on compensating individuals in the positions held by our executive officers at other companies (without reference to any specific compensation peer group or any specific level of compensation), and, therefore, allow us to attract and retain high quality executive officers, and, in the case of accelerated vesting upon certain involuntary terminations of employment following a change in control of the Company, the accelerated vesting allows our executive officers to focus on closing a transaction that may be in the best interest of our stockholders even though the transaction may otherwise result in a termination of their employment and, absent such accelerated vesting, a forfeiture of their unvested equity awards.
Other Compensation Policies
Stock Ownership Guidelines
As part of our overall corporate governance policies, and to align the interests of our executive officers with the interests of our stockholders, our Board of Directors believes that our executive officers should have a significant financial stake in the

Company. Accordingly, in February 2018, our Compensation Committee recommended that our stock ownership guidelines be amended to provide that:

•	our Chief Executive Officer own shares of our common stock with a value equal to or exceeding three times his or her then-current annual base salary; and

•
our U.S.-based executive officers who are required to file reports of securities ownership and changes in ownership under Section 16 of the Securities Exchange Act of 1934 own shares of our common stock with a value equal to or exceeding his or her then-current annual base salary.

Our Chief Executive Officer and each U.S. based Section 16 Officer is to attain his or her required ownership level within two years from the later of October 24, 2017 or the date he or she became an executive officers subject to Section 16 of the Securities Exchange Act of 1934. Our board of directors may evaluate, in its discretion, whether this requirement should be waived in the case of an executive officer, who, because of his or her personal circumstances, would incur a hardship by complying with this requirement.
As of December 31, 2018, our CEO’s beneficial ownership of shares of our common stock exceeded his required ownership level and all of our other U.S. based named executive officers still had a remaining period of time to acquire the required beneficial ownership levels in accordance with the requirements of the guidelines.
Hedging and Pledging Prohibition Policy
We have adopted a policy that prohibits our executive officers, including our named executive officers, other members of management, and the non-employee members of our Board of Directors from engaging in short sales, transactions in put or call options, hedging or pledging transactions or other inherently speculative transactions with respect to our securities. We adopted this policy as a matter of good corporate governance and because, by not allowing these individuals to engage in such transactions, they are subject to the full risks of ownership of their owned shares and any outstanding equity awards.
Equity Award Grant Policy
It is our policy not to intentionally accelerate or delay the public release of material information in consideration of a pending equity award to allow the recipient to benefit from a more favorable stock price. Typically, “new hire” equity awards are made on the 15th of the month following the date of hire.
Compensation Recovery Policy
Currently, we do not have a policy to recover incentive compensation paid to our executive officers in the event of a financial restatement. We will comply with the requirements of the Dodd-Frank Act and will adopt a compensation recovery policy in accordance with such requirements once the SEC adopts final regulations on the subject.
As a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive.
Tax Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code, or Section 162(m), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible.
Prior to the enactment of the Tax Cuts and Jobs Act, Section 162(m) provided a performance-based compensation exception, pursuant to which the deduction limit under Section 162(m) did not apply to any compensation that qualified as “performance-based compensation” under Section 162(m). Pursuant to the Tax Cuts and Jobs Act, the performance-based compensation exception under Section 162(m) was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for compensation paid pursuant to a written binding contract which was in effect on November 2, 2017 and which is not modified in any material respect on or after such date.
Compensation paid to each of our “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for the performance-based compensation exception under Section 162(m) pursuant to the transition relief described above. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), as well as other factors beyond the control of the compensation committee, no assurance can be given that any compensation paid by us will be eligible for such transition relief and be deductible by us in the future. Although the compensation committee will continue to consider tax implications as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of us and our stockholders, which may include providing for compensation that is not deductible by us due to the deduction limit under Section 162(m). The compensation committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with our business needs.
Accounting Considerations
We account for equity compensation paid to our employees under the Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718, which requires us to estimate and record an expense over the service period of the equity award. Our cash compensation is recorded as an expense over the period the bonus is earned. The accounting impact is one of many factors that the Compensation Committee considers in determining the structure and size of our executive compensation programs.
COMPENSATION COMMITTEE REPORT
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our Compensation Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, our Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
From the members of our Compensation Committee:
Rajiv Ramaswami
Michael Sophie
Ihab Tarazi
Compensation Risk Assessment
From time to time, our board of directors and our Compensation Committee review the potential risks associated with the structure and design of our various compensation plans. In July 2017, our Compensation Committee reviewed the material compensation plans and arrangements for all employees and determined that none of our compensation policies and practices is reasonably likely to have a material adverse effect on the Company.
Overall, our board of directors believes that our compensation programs generally contain a balance of fixed and variable features, as well as complementary performance measures and reasonable goals, all of which operate to mitigate risk and reduce the likelihood of employees engaging in excessive risk-taking behavior with respect to the compensation-related aspects of their jobs. In addition, our material compensation plans and arrangements operate within the corporate governance and review structure that serves and supports our risk mitigation practices.
Summary Compensation Table
The following table provides information for the years ended December 31, 2018, 2017 and 2016, regarding the compensation of our principal executive officer, principal financial officer, and each of our three other most highly compensated persons serving as executive officers, or our named executive officers, for 2018.

Name and principal position	Year	Salary ($)		Bonus ($) (1)	Option awards ($)(2)	Stock awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($) (4)		Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Timothy S. Jenks	2018	505,385		—	—	1,395,075	127,500		—	5,459		2,033,419
President and Chief Executive Officer	2017	500,000		—	537,708	519,869	—		—	7,208		1,564,785
	2016	486,538		—	547,980	674,850	385,000		—	1,500		2,095,868
Elizabeth Eby	2018	345,385		—	—	654,938	54,000		—	4,959		1,059,282
Senior Vice President, Finance and Chief Financial Officer	2017	117,692		—	653,554	1,018,970	—		—	373		1,790,589
Dr. Raymond Cheung	2018	360,555	(5)	—	—	633,638	54,000	(6)	—	10,057	(7)	1,058,250
Senior Vice President and Chief Operating Officer	2017	320,436	(5)	—	140,749	136,060	—		—	9,253	(7)	606,498
	2016	319,764	(5)	—	219,192	196,320	147,500	(6)	—	9,528	(7)	892,304
Dr. Wupen Yuen	2018	343,077		—	—	633,638	54,000		—	3,205		1,033,920
Senior Vice President and General Manager	2017	322,615		—	140,749	136,060	—		—	4,702		604,126
	2016	302,846		—	219,192	196,320	147,500		—	3,500		869,358
Yang Chiah Yee	2018	236,250		—	325,753	940,496	40,000		—	2,346		1,544,845
Senior Vice President of Global Sales												—

(1)	The bonus amounts for named executive officers are included in the non-equity incentive plan compensation column in this table.

(2)
Amount reflects the aggregate grant date fair value of the awards granted, calculated in accordance with applicable accounting guidance for share based payment transactions. The valuation assumptions used in determining such amounts are described in Note 16 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission on March 8, 2019. These amounts do not reflect the actual economic value realized by the named executive officers.

(3)
Includes PRSUs granted in 2019. The maximum potential values that may be realized by our named executive officers under the PRSUs are not determinable because such maximum potential value is dependent upon the future value of our stock. The following amounts are the values of the PRSUs as calculated based on the attainment of the $12 share price performance goal: $1,560,000 for Mr. Jenks, $780,000 for each of Ms. Eby, Dr. Cheung and Dr. Yuen and $600,000 for Mr. Yee. The actual PRSU value realized may be significantly higher or lower than the foregoing amounts calculated.

(4)
The amounts in this column are cash performance-based bonuses in respect of performance for the years ended December 31, 2018, 2017 and 2016, but were actually paid in the following year. We did not pay any performance-based bonuses in 2018 to our named executive officers for the year ended December 31, 2017.

(5)
Dr. Cheung’s salary in 2016, 2017 and 2018 was RMB 2,124,000, RMB 2,166,000 and RMB 2,384,405, respectively. Conversion to U.S. dollars is based on an average exchange rate of RMB 6.6424, RMB 6.7595 and RMB 6.6132 per U.S. dollar in 2016, 2017 and 2018, respectively.

(6)
Dr. Cheung’s bonus in 2016 and 2018 was RMB 979,753 and RMB 357,111, respectively. Conversion to U.S. dollars is based on an average exchange rate of RMB 6.6424 and RMB 6.6132 per U.S. dollar in 2016 and 2018, respectively.

(7)
Represents medical insurance and family health insurance premiums of RMB 63,290, RMB 62,545 and RMB 66,509 in 2016, 2017 and 2018, respectively. Conversion to U.S. dollars is based on an average exchange rate of RMB 6.6424, RMB 6.7595 and RMB 6.6132 per U.S. dollar in 2016, 2017 and 2018, respectively.

Grants of Plan-Based Awards
The following table provides information regarding grants of plan-based awards to each of our named executive officers during the year ended December 31, 2018.
Grants of Plan-Based Awards For Fiscal Year 2018

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Target	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise price of option awards ($ per share)(2)(4)	Grant Date Fair value of Restricted Stock Units And Options Awards(5)
Timothy S. Jenks	6/10/2018	$510,000	90,000	—	$—	$639,000
	7/25/2018		130,000	—	—	756,075
Elizabeth Eby	6/10/2018	210,000	39,000	—	—	276,900
	7/25/2018		65,000	—	—	378,038
Yang Chiah Yee	3/22/2018	152,260	99,800	—	—	649,698
	3/22/2018		—	83,200	6.51	325,753
	7/25/2018		50,000	—	—	290,798
Dr. Raymond Cheung	6/10/2018	216,000	36,000	—	—	255,600
	7/25/2018		65,000	—	—	378,038
Dr. Wupen Yuen	6/10/2018	210,000	36,000	—	—	255,600
	7/25/2018		65,000	—	—	378,038

(1)
Reflects target awards under our 2018 Bonus Plan for 2018 performance, as described further in the section titled “Compensation Discussion and Analysis” above. There were no thresholds or maximum amounts under the 2018 Bonus Plan for the named executive officers.  Actual awards under the 2018 Bonus Plan are reported under the heading “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.

(2)	RSUs were granted with no exercise price.

(3)
In July 2018, our Compensation Committee approved the grant of PRSUs to our named executive officers. These PRSUs are scheduled to vest 25% of the underlying shares on July 1, 2019, 25% on July 1, 2020, 25% on July 1, 2021 and 25% on July 1, 2022, so long as the person remains an employee of or consultant to us or our qualifying subsidiaries and additionally subject to achievement of the performance conditions described in the next sentence. In addition to the foregoing service-based vesting conditions, these PRSUs will vest if the 30-day weighted average closing price of our common stock is equal to or greater than certain price targets per share (30% of the shares upon a $10 price target, 30% upon an $11 price target and 40% upon a $12 price target). Both the time-based vesting and the performance condition must be met for vesting of the applicable shares. Upon vesting, the reporting person will receive a number of shares of common stock equal to the number of PRSUs that have vested.

(4)
Options were granted with an exercise price equal to 100% of the fair market value on the date of grant, which was determined by reference to the closing sales price of our common stock on the New York Stock Exchange on the grant date.

(5)
In accordance with Securities and Exchange Commission rules, this column represents the aggregate grant date fair value of each equity award, calculated in accordance with applicable accounting guidance for stock-based payment transactions. For each stock award, the grant date fair value is calculated using the closing price of our common stock on the grant date. The valuation assumptions used in determining the grant date fair value of the option awards are described in Note 16 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission on March 8, 2019. These amounts do not reflect the actual economic value realized by the named executive officers.

The material terms of the named executive officers’ annual compensation, including base salaries, bonus opportunities, equity awards and potential severance benefits are described in greater detail below under the section titled “Employment agreements.” The explanations of the amounts of compensation awarded in 2018, including how each individual element of compensation was determined, are set forth above in the section titled “Compensation Discussion and Analysis.” As discussed in greater detail in “Compensation Discussion and Analysis,” the number of stock option awards and restricted stock units granted is determined by our board of directors based on a number of subjective factors. Restricted stock units granted to our named executive officers in June 2018 vest over 36 months with 30%, 30% and 40% of the shares vesting on each anniversary of the date of grant. PRSUs granted to our named executive officers in July 2018 vest over 48 months with 25% of the shares vesting on each anniversary of the date of grant, subject to achievement of performance conditions. Restricted stock unit grant to Yang

Chiah Yee in March 2018 vest over 48 months with 25% of the shares vesting on each anniversary of the date of grant and stock option grant to Yang Chiah Yee in March 2018 vest over 48 months with 25% of the options vesting on the first anniversary of the date of grant and the remainder vesting monthly over the next 36 months, and in each case subject to continued employment (except as such vesting may be partially accelerated upon certain material corporate transactions or involuntary terminations of employment). The stock option grants and the restricted stock unit grants were made under our 2010 Equity Incentive Plan. We did not pay dividends on our common stock during 2018.
Outstanding Equity Awards at December 31, 2018
The following table presents certain information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2018. All vesting is generally contingent upon continued employment with us, except as such vesting may be partially accelerated upon certain material corporate transactions or involuntary terminations of employment.

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options exercisable(1)		Number of securities underlying unexercised options unexercisable		Option exercise price(2) ($)	Option expiration date	Number of shares of stock that have not vested (#)		Market value of shares of stock that have not vested(6)
Timothy S. Jenks	75,000		—		$3.30	10/7/2024	112,000	(4)	$725,760
	16,799		—		3.50	1/26/2020	42,946	(3)	278,290
	18,000		—		3.50	12/12/2020	130,000	(5)	842,400
	9,757		—		3.50	5/27/2019	—		—
	14,500		—		3.50	7/30/2022	—		—
	36,000		—		3.50	8/1/2021	—		—
	50,000		—		3.50	9/17/2023	—		—
	22,242		—		4.25	5/27/2019	—		—
	100,000		—		5.11	12/11/2022	—		—
	75,000		—		7.59	10/26/2025	—		—
	36,930	(3)	73,860	(3)	8.07	7/31/2027	—		—
	45,000	(4)	30,000	(4)	12.27	8/1/2026	—		—
Elizabeth Eby	15,375	(7)	123,000	(7)	5.89	8/14/2027	39,000	(4)	252,720
	—		—		—	—	92,250	(8)	597,780
	—		—		—	—	65,000	(5)	421,200
Yang Chiah Yee	—		83,200	(7)	6.51	3/21/2028	99,800	(8)	646,704
	—		—		—	—	50,000	(5)	324,000
Dr. Raymond Cheung	25,000		—		3.30	10/7/2024	42,400	(4)	274,752
	6,000		—		3.50	1/26/2020	11,240	(3)	72,835
	6,000		—		3.50	12/12/2020	65,000	(5)	421,200
	12,000		—		3.50	5/27/2019	—		—
	5,000		—		3.50	7/30/2022	—		—
	9,000		—		3.50	8/1/2021	—		—
	12,500		—		3.50	9/17/2023	—		—
	75,000		—		5.11	12/11/2022	—		—
	33,000		—		7.59	10/26/2025	—		—
	9,667	(3)	19,333	(3)	8.07	7/31/2027	—		—
	18,000	(4)	12,000	(4)	12.27	8/1/2026	—		—
Dr. Wupen Yuen	40,000		—		3.30	10/7/2024	42,400	(4)	274,752
	11,200		—		3.50	1/26/2020	11,240	(3)	72,835
	12,000		—		3.50	12/12/2020	65,000	(5)	421,200
	23,999		—		3.50	5/27/2019	—		—
	10,000		—		3.50	7/30/2022	—		—
	18,000		—		3.50	8/1/2021	—		—
	25,000		—		3.50	9/17/2023	—		—
	75,000		—		5.11	12/11/2022	—		—
	33,000		—		7.59	10/26/2025	—		—
	9,667	(3)	19,333	(3)	8.07	7/31/2027	—		—
	18,000	(4)	12,000	(4)	12.27	8/1/2026	—		—

(1)	Unless otherwise noted, shares subject to the stock option are vested in full.

(2)
Our common stock was not publicly traded prior to our initial public offering in February 2011, and the exercise price of the awards granted prior to our initial public offering was determined by our board of directors on the grant date based on its determination of the fair market value of our common stock on such grant date. The exercise price of the awards granted after our initial public offering in February 2011 was determined by reference to the closing sales price of our common stock on the grant date.

(3)	1/3rd of the underlying shares shall vest on each year anniversary of the Vesting Commencement Dates, subject to the recipient's continued service through such date.

(4)
The stock options and restricted stock units subject to the award vest over a three year period, with 30%, 30% and 40% of the shares subject to the grants vesting on the first, second and third anniversaries of the vesting commencement date, respectively.

(5)
These restricted stock units are scheduled to vest 25% of the underlying shares on July 1, 2019, 25% on July 1, 2020, 25% on July 1, 2021 and 25% on July 1, 2022, so long as the person remains an employee of or consultant to us or our qualifying subsidiaries and additionally subject to achievement of the performance conditions described in the next sentence. In addition to the foregoing time-based vesting conditions, these restricted stock units will vest if the 30-day weighted average closing price of our common stock is equal to or greater than certain price targets per share (30% of the shares upon a $10 price target, 30% upon an $11 price target and 40% upon a $12 price target). Both the time-based vesting and the performance condition must be met for vesting of the applicable shares. Upon vesting, the reporting person will receive a number of shares of common stock equal to the number of restricted stock units that have vested.

(6)	Value calculated based on the closing price of our common stock on December 31, 2018 of $6.48 per share.

(7)
25% of the underlying shares shall vest on the one year anniversary of the Vesting Commencement Date, and 1/48th of the shares shall vest each month thereafter, subject to the recipient's continued service through such date.

(8)	25% of the underlying shares shall vest on each year anniversary of the Vesting Commencement Date, subject to the recipient's continued service through such date.
Option Exercises and Stock Vested During Fiscal 2018
The following table shows information regarding option exercises and the vesting of restricted stock held by our named executive officers during 2018.

	Stock Options		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise(1)	Number of shares acquired on vesting (#)	Value realized on vesting(2)
Timothy S. Jenks	41,286	$200,650	62,974	$406,094
Elizabeth Eby	46,125	27,675	80,750	702,525
Yang Chiah Yee	—	—	—	—
Dr. Raymond Cheung	10,000	47,500	21,420	138,500
Dr. Wupen Yuen	16,806	75,349	21,420	138,500

(1)
The value realized on exercise equals (a) the closing price per share of our common stock as reported on the New York Stock Exchange on the vesting date less the exercise price per share, multiplied by (b) the gross number of shares acquired on exercise.

(2)
The value realized on vesting equals the closing price per share of our common stock as reported on the New York Stock Exchange on the vesting date multiplied by the gross number of shares acquired on vesting.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
Definitions. Except as otherwise expressly set forth below, for purposes of the current retention agreements entered into with our named executive officers, the following definitions apply:
“Cause” means the occurrence of any of the following events: (i) any act of personal dishonesty taken by the named executive officer in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the named executive officer; (ii) the conviction of a felony; (iii) a willful act by the named executive officer that constitutes gross misconduct and which materially injures us; and (iv) following delivery to the named executive officer of a written demand for performance from us, which describes the basis for our belief that the named executive officer has not substantially performed his duties, continued violations by him of his obligations to us that are demonstrably willful and deliberate on the named executive officer’s part.
“Change in Control” means the occurrence of any of the following events: (i) any person becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then-outstanding voting securities; (ii) the consummation of the sale or disposition of all or substantially all of our assets; (iii) the consummation of a merger or consolidation with any other entity, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto continuing to represent at least 60% of the total voting power represented by our voting securities or the voting securities of such surviving entity (or its parent) outstanding immediately after such merger or consolidation; or (iv) certain changes affecting the majority of the directors of our board of directors.
“Disability” means that the named executive officer has been unable to perform his duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by us or our insurers and acceptable to the named executive officer or his legal representative.
“Good Reason” means the named executive officer’s voluntary resignation from all positions he holds with us, effective within 90 days after the occurrence of: (i) a material reduction or other material adverse change in the named executive officer’s job duties, responsibilities, authority or requirements, including the removal of such job duties, responsibilities, authority or requirements; (ii) any material reduction of the named executive officer’s annual base compensation; (iii) our requiring the named executive officer to move his primary work location to a location that increases his one-way commute by more than 50 miles from our then-current location; or (iv) our failure to obtain the assumption, in all material respects, of the retention agreement by any of our successors; provided that the named executive officer must provide written notice to us of the existence of one of these conditions within 60 days after its initial existence, and we must be provided with a period of 30 days during which we may cure the circumstances giving rise to the condition, in which case no Good Reason will exist.
“Involuntary Termination” means (i) any termination of the named executive officer’s employment by us without Cause (other than by reason of death or Disability) or (ii) the named executive officer’s resignation for Good Reason.
Timothy S. Jenks.  On March 30, 2010, we entered into an employment letter agreement with Mr. Jenks. Prior to the execution of this letter agreement, we had not entered into a binding offer letter with Mr. Jenks. Pursuant to this letter agreement, Mr. Jenks continues to serve, on an at-will basis, as our Chairman, Chief Executive Officer and President. This employment letter agreement originally provided for an annual base salary of $320,000 per year, subject to periodic review and adjustment. The letter also indicates Mr. Jenks’ general eligibility for annual variable pay based on our performance, stock awards and long-term incentives.
Effective as of August 5, 2016, we entered into a retention agreement with Mr. Jenks, which replaced a prior severance rights agreement with Mr. Jenks dated as of April 30, 2012. The retention agreement provides for the payment of severance benefits to Mr. Jenks in the event of the termination of his employment as described below.
Involuntary termination generally. The retention agreement provides that upon an Involuntary Termination of Mr. Jenks’ employment, subject to his execution of a binding release of claims, Mr. Jenks would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 200% of his base salary, (B) 100% of his target bonus for the year of termination and (C) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Mr. Jenks’ outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service over the 18-month period following termination (including, a waiver of any performance-based criteria).
Involuntary termination following a change in control. The agreement also provides that upon an Involuntary Termination of Mr. Jenks’ employment within 12 months following a Change in Control and subject to his execution of a binding release of claims, Mr. Jenks would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 200% of his base salary, (B) 200% of his target bonus for the year of termination and (C) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Mr. Jenks’ outstanding equity awards will accelerate in full (including, a waiver of any performance-based criteria).
The retention agreement with Mr. Jenks also provides that if he is involuntarily terminated prior to a change in control and he can reasonably demonstrate to our board’s satisfaction that such termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control, then he will be entitled to the greater amount of severance benefits payable on an involuntary termination following a change in control.
Finally, the agreement provides for a supplemental cash payment, in addition to any death benefits payable under our life insurance policies, in the event that Mr. Jenks’ employment terminates due to his death while he is outside of his country of residence (for any reason), if necessary to provide for total death benefits equal to two times his then-current annual base salary.
Elizabeth Eby. On July 17, 2017, we entered into an offer letter with Ms. Eby to serve as our Senior Vice President, Finance and Chief Financial Officer, on an at-will basis. The offer letter provided for an initial annual base salary of $340,000 per year, subject to periodic review and adjustment. The letter also indicates Ms. Eby’s general eligibility for annual variable pay based on our performance, stock awards and long term incentives.

Effective as of August 14, 2017, we entered into a retention agreement with Ms. Eby, which was amended on November 6, 2017. The retention agreement (as amended) provides for the payment of severance benefits to Ms. Eby in the event of the termination of her employment as described below.
Involuntary termination generally. Under the retention agreement, if Ms. Eby’s employment terminates as a result of Involuntary Termination, and provided that Ms. Eby provides a valid and effective release of all employment related claims, Ms. Eby would receive the following severance benefits: (1) a lump sum severance payment equal to: (A) 100% of her base salary and (B) a cash payment equal to $72,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Ms. Eby’s outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service with the Company over the 18 month period following termination (but no waiver of any performance-based criteria).
Involuntary termination following a change in control. Under the retention agreement, if Ms. Eby’s employment terminates as a result of Involuntary Termination on or within 12 months following a Change in Control, and provided that Ms. Eby provides a valid and effective release of all employment related claims, Ms. Eby would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 100% of her base salary, (B) 100% of her target bonus for the year of termination, and (C) a cash payment equal to $72,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Ms. Eby’s outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service with the Company over the 24 month period following the effective date of the Change in Control (but no waiver of any performance-based criteria).
Finally, the agreement provides for a supplemental cash payment, in addition to any death benefits payable under our life insurance policies, in the event that Ms. Eby’s employment terminates due to her death while she is outside of her country of residence (for any reason), if necessary to provide for total death benefits equal to two times her then-current annual base salary.
Dr. Raymond Cheung.  On August 14, 2007, consistent with local labor laws in China, we entered into a fixed-term labor contract with Dr. Cheung which expired on June 30, 2012, and effective as of July 1, 2012, we entered into a new fixed-term labor contract with Dr. Cheung which is set to expire on June 30, 2016, unless terminated prior to such date upon any of the following: (i) Dr. Cheung reaches retirement; (ii) Dr. Cheung dies or has been pronounced dead or missing by a Chinese court; (iii) our bankruptcy; (iv) the revocation of our business license, termination of our business, or our dissolution; or (v) as required by law. Upon the ordinary course expiration of the term of employment, if Dr. Cheung is still employed by us, the labor contract will remain valid until the labor contract is renewed or until either party rescinds the employment relationship.
Effective as of August 5, 2016, we entered into a retention agreement with Dr. Cheung. The retention agreement provides for the payment of severance benefits to Dr. Cheung in the event of the termination of his employment as described below.
Involuntary termination generally. Under the retention agreement, if Dr. Cheung’s employment terminates as a result of Involuntary Termination, and provided that Dr. Cheung provides a valid and effective release of all employment related claims, Dr. Cheung would receive the following severance benefits: (1) a lump sum severance payment equal to: (A) 200% of his base salary and (B) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Dr. Cheung’s outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service over the 18 month period following termination (but no waiver of any performance-based criteria).
Involuntary termination following a change in control. Under the retention agreement, if Dr. Cheung’s employment terminates as a result of Involuntary Termination on or within 12 months following a Change in Control, and provided that Dr. Cheung provides a valid and effective release of all employment related claims, Dr. Cheung would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 200% his base salary, (B) 200% of his target bonus for the year of termination, and (C) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Dr. Cheung’s outstanding equity awards will accelerate in full (but no waiver of any performance-based criteria).
Finally, the agreement provides for a supplemental cash payment, in addition to any death benefits payable under the Company’s life insurance policies, in the event that Dr. Cheung’s employment terminates due to his death while he is outside of his country of residence (for any reason), if necessary to provide for total death benefits equal to two times his then-current annual base salary.
Dr. Wupen Yuen.  In January 2005, we entered into an offer letter with Dr. Yuen to serve as our Director of Business Development on an at-will basis. The offer letter provided for an initial annual base salary of $165,000 per year, subject to periodic review and adjustment.

Effective as of August 5, 2016, we entered into a retention agreement with Dr. Yuen. The retention agreement provides for the payment of severance benefits to Dr. Yuen in the event of the termination of his employment as described below.
Involuntary termination generally. Under the retention agreement, if Dr. Yuen’s employment terminates as a result of Involuntary Termination, and provided that Dr. Yuen provides a valid and effective release of all employment related claims, Dr. Yuen would receive the following severance benefits: (1) a lump sum severance payment equal to: (A) 200% of his base salary and (B) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Dr. Yuen’s outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service over the 18 month period following termination (but no waiver of any performance-based criteria).
Involuntary termination following a change in control. Under the retention agreement, if Dr. Yuen’s employment terminates as a result of Involuntary Termination on or within 12 months following a Change in Control, and provided that Dr. Yuen provides a valid and effective release of all employment related claims, Dr. Yuen would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 200% his base salary, (B) 200% of his target bonus for the year of termination, and (C) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Dr. Yuen’s outstanding equity awards will accelerate in full (but no waiver of any performance-based criteria).
Finally, the agreement provides for a supplemental cash payment, in addition to any death benefits payable under our life insurance policies, in the event that Dr. Yuen’s employment terminates due to his death while he is outside of his country of residence (for any reason), if necessary to provide for total death benefits equal to two times his then-current annual base salary.
Yang Chiah Yee. On March 19, 2018, we entered into an offer letter with Mr. Yee to serve as our Senior Vice President, Global Sales, on an at-will basis. The offer letter provided for an initial annual base salary of $325,000 per year, subject to periodic review and adjustment. The letter also indicates Mr. Yee’s general eligibility for annual variable pay based on our performance, stock awards and long term incentives.
Effective as of March 19, 2018, we entered into a retention agreement with Mr. Yee. The retention agreement provides for the payment of severance benefits to Mr. Yee in the event of the termination of his employment as described below.
Involuntary termination generally. Under the retention agreement, if Mr. Yee’s employment terminates as a result of Involuntary Termination, and provided that Mr. Yee provides a valid and effective release of all employment related claims, Mr. Yee would receive the following severance benefits: (1) a lump sum severance payment equal to: (A) 100% of his base salary and (B) a cash payment equal to $72,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Mr. Yee’s outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service with the Company over the 18 month period following termination (but no waiver of any performance-based criteria).
Involuntary termination following a change in control. Under the retention agreement, if Mr. Yee’s employment terminates as a result of Involuntary Termination on or within 12 months following a Change in Control, and provided that Mr. Yee’s provides a valid and effective release of all employment related claims, Mr. Yee would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 100% of his base salary, B) a cash payment equal to $72,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Mr. Yee outstanding equity awards will accelerate as to the number of shares that would have vested subject to continued service with the Company over the 24 month period following the effective date of the Change in Control (but no waiver of any performance-based criteria).
Finally, the agreement provides for a supplemental cash payment, in addition to any death benefits payable under our life insurance policies, in the event that Mr. Yee’s employment terminates due to his death while she is outside of his country of residence (for any reason), if necessary to provide for total death benefits equal to two times his then-current annual base salary.
Potential Payments upon Termination or Change in Control
Based on the Retention Agreements as discussed in the section above entitled “Executive Compensation—Employment Agreements,” the following table describes the payments that we would have made to our named executive officers in connection with certain terminations of employment and/or certain corporate transactions like a Change in Control, if such events had occurred on December 31, 2017, the last business day of our most recently completed fiscal year. All severance benefits are contingent upon the individual’s execution of a general release of all claims.
Potential payments upon involuntary termination, not in connection with a change in control.

Timothy S. Jenks. Under the retention agreement effective August 5, 2016, upon an Involuntary Termination and subject to his execution of a binding release of claims, Mr. Jenks would have received the following severance benefits: (1) a lump sum severance payment equal to (A) 200% of his base salary, (B) 100% of his target bonus for the year of termination and (C) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Mr. Jenks’ outstanding equity awards would accelerate as to the number of shares that would have vested subject to continued service over the 18-month period following termination (including, a waiver of any performance-based criteria).
Elizabeth Eby.  Under the retention agreement effective August 14, 2017, upon an Involuntary Termination and subject to her execution of a binding release of claims, Ms. Eby would have received the following severance benefits: (1) a lump sum severance payment equal to (A) 100% of her base salary and (B) a cash payment equal to $72,000 (intended to assist in the payment of , but not required to be used for, continued health insurance); and (2) the vesting of all of Ms. Eby’s outstanding equity awards would accelerate as to the number of shares that would have vested subject to continued service with the Company over the 18 month period following termination (but no waiver of any performance-based criteria).
Dr. Raymond Cheung. Under the retention agreement effective August 5, 2016, upon an Involuntary Termination and subject to his execution of a binding release of claims, Dr. Cheung would have received the following severance benefits: (1) a lump sum severance payment equal to (A) 200% of his base salary and (B) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Dr. Cheung’s outstanding equity awards would accelerate as to the number of shares that would have vested subject to continued service over the 18-month period following termination (but no waiver of any performance-based criteria).
Dr. Wupen Yuen. Under the severance rights agreement effective August 5, 2016, upon an Involuntary Termination and subject to his execution of a binding release of claims, Dr. Yuen would have received the following severance benefits: (1) a lump sum severance payment equal to (A) 200% of his base salary and (B) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Dr. Yuen’s outstanding equity awards would accelerate as to the number of shares that would have vested subject to continued service over the 18-month period following termination (but no waiver of any performance-based criteria).
Yang Chiah Yee.  Under the retention agreement effective March 22, 2018, upon an Involuntary Termination and subject to his execution of a binding release of claims, Mr. Yee would have received the following severance benefits: (1) a lump sum severance payment equal to (A) 100% of his base salary and (B) a cash payment equal to $72,000 (intended to assist in the payment of , but not required to be used for, continued health insurance); and (2) the vesting of all of Mr. Yee’s outstanding equity awards would accelerate as to the number of shares that would have vested subject to continued service over the 18-month period following termination (but no waiver of any performance based criteria).
Potential payments upon a change in control, stock awards not assumed.
Pursuant to our 2004 Stock Option Plan and our 2010 Equity Incentive Plan, in the event that there had been a change in control (as defined in the 2004 Stock Option Plan and the 2010 Equity Incentive Plan in a manner that is generally consistent with the definition set forth above) on December 31, 2018, and if the surviving or acquiring corporation had elected not assume or substitute for outstanding options (or assume the repurchase rights held in respect of shares purchased under such options, as applicable), the vesting of outstanding options held by each of our named executive officers on such date would accelerate as to that number of shares that would otherwise have vested and become exercisable as of December 31, 2019, that is, the date that is 12 months after the date of the change in control.
Potential payments upon a change in control concurrent with an involuntary termination of employment.
Timothy S. Jenks. Under the retention agreement that was in effect on December 31, 2017, upon an Involuntary Termination of Mr. Jenks’ employment or as a result of a successor failing to assume our obligations under the retention agreement, in either case within 12 months following a Change in Control and subject to his execution of a binding release of claims, Mr. Jenks would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 200% of his base salary, (B) 200% of his target bonus for the year of termination, and (C) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Mr. Jenks’ outstanding equity awards would accelerate in full (including a waiver of any performance-based criteria).
Elizabeth Eby. Under the retention agreement in effect on December 31, 2017, upon an Involuntary Termination of Ms. Eby’s employment or as a result of a successor failing to assume our obligations under the retention agreement, in either case within 12 months following a Change in Control and subject to her execution of a binding release of claims, Ms. Eby would receive the following severance benefits: (1) a lump sum severance payment equal to (A) to 100% of her base salary, (B) 100% of her target bonus for the year of termination and (C) a cash payment equal to $72,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of each of Ms. Eby’s then outstanding equity awards would accelerate as to the number of shares that would have vested subject to continued service over the 24-month period following the effective date of the Change in Control (but no waiver of any performance-based criteria).
Dr. Raymond Cheung. Under the retention agreement in effect on December 31, 2017, upon an Involuntary Termination of Dr. Cheung’s employment or as a result of a successor failing to assume our obligations under the retention agreement, in either case within 12 months following a Change in Control, and subject to his execution of a binding release of claims, Dr. Cheung would receive the following severance benefits: (1) a lump sum severance payment equal to (A) 200% of his base salary, (B) 200% of his target bonus for the year of termination, and (C) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Dr. Cheung’s outstanding equity awards would accelerate in full (but no waiver of any performance-based criteria)
Dr. Wupen Yuen. Under the retention agreement in effect on December 31, 2017, upon an Involuntary Termination of Dr. Yuen’s employment or as a result of a successor failing to assume our obligations under the retention agreement, in either case within 12 months following a Change in Control and subject to his execution of a binding release of claims, Dr. Yuen would receive the following severance benefits: (1) a lump sum severance payment equal to (A) to 200% of his base salary, (B) 200% of his target bonus for the year of termination, and (C) a cash payment equal to $144,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Dr. Yuen’s outstanding equity awards would accelerate in full (but no waiver of any performance-based criteria).
Yang Chiah Yee. Under the retention agreement in effect on March 19, 2018, upon an Involuntary Termination of Mr. Yee’s employment or as a result of a successor failing to assume our obligations under the retention agreement, in either case within 12 months following a Change in Control and subject to his execution of a binding release of claims, Mr. Yee would have received severance benefits the following severance benefits: (1) a lump sum severance payment equal to (A) to 100% of his base salary, (B) 100% of his target bonus for the year of termination and (C) a cash payment equal to $72,000 (intended to assist in the payment of, but not required to be used for, continued health insurance); and (2) the vesting of all of Mr. Yee’s outstanding equity awards would have accelerated as to the number of shares that would have vested subject to continued service over the 24-month period following the effective date of the Change in Control (but no waiver of any performance-based criteria).

Potential payments upon termination or change in control
The following table shows the amounts each of our named executive officers would receive in the event of his termination and/or upon a change in control, assuming the event took place on December 31, 2018, the last business day of our most recently completed fiscal year. All severance benefits are contingent upon the individual’s execution of a general release of all claims.

Named Executive Officer	Termination or Change in Control Event (1)	Salary ($)		Bonus ($)		Benefits ($)		Equity Acceleration ($)(2)	Total ($)
Timothy S. Jenks	• Involuntary termination	1,020,000	(3)	510,000	(4)	144,000	(5)	842,225	2,516,225
	• Change in control—awards assumed and involuntary termination(8)	1,020,000	(3)	1,020,000	(6)	144,000	(5)	1,846,450	4,030,450
	• Change in control—awards not assumed and involuntary termination(9)	1,020,000	(3)	1,020,000	(6)	144,000	(5)	1,846,450	4,030,450
	• Change in control—awards not assumed and employment continues(10)	—		—		—		842,225	842,225
Elizabeth Eby	• Involuntary termination	350,000	(7)	—		72,000	(5)	391,712	813,712
	• Change in control—awards assumed and involuntary termination(8)	350,000	(7)	210,000	(4)	72,000	(5)	604,580	1,236,580
	• Change in control—awards not assumed and involuntary termination(9)	350,000	(7)	210,000	(4)	72,000	(5)	604,580	1,236,580
	• Change in control—awards not assumed and employment continues(10)	—		—		—		391,712	391,712
Yang Chiah Yee(11)	• Involuntary termination	325,000	(7)	—		72,000	(5)	323,352	720,352
	• Change in control—awards assumed and involuntary termination(8)	325,000	(7)	—	(4)	72,000	(5)	323,352	720,352
	• Change in control—awards not assumed and involuntary termination(9)	325,000	(7)	—	(4)	72,000	(5)	323,352	720,352
	• Change in control—awards not assumed and employment continues(10)	—		—		—		323,352	323,352
Dr. Raymond Cheung	• Involuntary termination	720,000	(3)	—		144,000	(5)	217,858	1,081,858
	• Change in control—awards assumed and involuntary termination(8)	720,000	(3)	432,000	(6)	144,000	(5)	347,587	1,643,587
	• Change in control—awards not assumed and involuntary termination(9)	720,000	(3)	432,000	(6)	144,000	(5)	347,587	1,643,587
	• Change in control—awards not assumed and employment continues(10)	—		—		—		217,858	217,858
Dr. Wupen Yuen	• Involuntary termination	700,000	(3)	—		144,000	(5)	217,858	1,061,858
	• Change in control—awards assumed and involuntary termination(8)	700,000	(3)	420,000	(6)	144,000	(5)	347,587	1,611,587
	• Change in control—awards not assumed and involuntary termination(9)	700,000	(3)	420,000	(6)	144,000	(5)	347,587	1,611,587
	• Change in control—awards not assumed and employment continues(10)	—		—		—		217,858	217,858

(1)	No compensation is payable where there is a change in control, awards are assumed and employment continues.

(2)
The value realized is the gain that our named executive officers would receive, calculated as the difference between the closing price per share of our common stock on December 31, 2018, of $6.48 per share, and the exercise price of the named executive officers’ unvested options or awards subject to acceleration upon or following the applicable event.

(3)	Represents 200% of base salary calculated at a rate in effect on December 31, 2018.

(4)	Represents 100% of target bonus for such named executive officer for 2018.

(5)	Represents a cash payment that is intended to assist in the payment of, but not required to be used for, continued health insurance.

(6)	Represents 200% of target bonus for such named executive officer for 2018.

(7)	Represents 100% of base salary calculated at a rate in effect on December 31, 2018.

(8)
Represents benefits received by such named executive officer upon a change in control in which the surviving or acquiring entity elects to assume or substitute outstanding options or awards concurrent with an involuntary termination of employment of such named executive officer.

(9)
Represents benefits received by such named executive officer upon a change in control in which the surviving or acquiring corporation elected not to assume or substitute outstanding options or awards concurrent with an involuntary termination of employment of such named executive officer.

(10)
Represents benefits received by such named executive officer upon a change in control in which the surviving or acquiring corporation elected not to assume or substitute outstanding options or awards and such named executive officer’s employment continues.

(11)	Mr. Yee was appointed as our Senior Vice President of Global Sales effective March 21, 2018.
Pay-Ratio Information
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related SEC rule (the “Rule”), we are required to provide to our shareholders specified disclosure regarding the relationship of CEO total compensation to the total compensation of our median employee, referred to as “pay-ratio” disclosure.
For fiscal 2018,

▪	the median of the annual total compensation of all our employees (other than the CEO) was $57,643; and

▪	the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $2,033,419.

▪	Based on this information, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all employees was 35.28 to 1.
The pay ratio above represents our reasonable estimate calculated in a manner consistent with the Rule and applicable guidance. The Rule and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, as the SEC explained when it adopted the Rule, in considering the pay-ratio disclosure, shareholders should keep in mind that the Rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow shareholders to better understand and assess each particular company’s compensation practices and pay-ratio disclosures.
Set forth below is a description of the methodology, including any material assumptions, adjustments and estimates that we used to identify the median employee for purposes of the Rule.
To determine our total population of employees as of December 31, 2018, we included all full-time and part-time employees. Approximately 259 of our 1,386 employees are located in the U.S., while approximately 991 employees are located in China, approximately 117 employees are located in Japan, and approximately 19 employees are located in other countries.
To identify the “median employee” from our employee population as determined above, we compared the aggregate amount of each employee’s annual base pay (using a reasonable estimate of the hours worked during 2018 for hourly employees and actual salary paid for the remaining employees), the annual cash incentive awards and the grant date fair value of equity awards granted in 2018. In making this determination, we annualized the compensation of employees who were employed by us for less than the entire fiscal year. This compensation measure was consistently applied to all employees included in the calculation and reasonably reflects the annual compensation of employees. Because we do not maintain a defined benefit or other actuarial plan for our employees and do not provide company matching contributions to employees participating in our 401(k) plan, the median employee’s annual total compensation did not include amounts attributable to these arrangements.
Using this approach, we selected the employee at the median of our employee population, who was an Assistant Process Engineer, based in China. We then calculated annual total compensation for this employee using the same methodology used to calculate annual total compensation for the named executive officers as set forth in the Summary Compensation Table. We determined that the employee’s annual total compensation for the fiscal year ended December 31, 2018 was $57,643 (excluding any estimated retirement and health benefits).
DIRECTOR COMPENSATION
Non-Employee Director Compensation Policy
On January 18, 2017, our board of directors approved an updated non-employee director compensation policy, effective January 2017 and as recommended by the compensation committee of the board. The policy provides the following compensation package for our non-employee directors.

Cash Compensation

Annual retainer	$42,500
Additional retainer Audit Committee chair	20,000
Additional retainer Audit Committee member	10,000
Additional retainer Compensation Committee chair	15,000
Additional retainer Compensation Committee member	5,500
Additional retainer Nominating and Corporate Governance Committee chair	10,000
Additional retainer Nominating and Corporate Governance Committee member	4,600
Additional retainer for Lead Independent Director	7,500
Additional payment for Technical Advisory Board per regular meeting	2,500	(1)

(1)	If meeting requires one day or more of travel, then amount paid will be $5,000.
Equity Compensation. Our non-employee director compensation policy provides that on the date of each annual stockholders’ meeting, each non-employee director will receive (A) a grant of an option to purchase that number of shares of our common stock with a target value equal to (1) $37,500 (for 2017) and $47,000 (for 2018 and thereafter), which shall vest ratably over 12 months and (B) a grant of restricted stock units covering that number of shares of our common stock equal to (1) $37,500 (for 2017) and $47,000 (for 2018 and thereafter) divided by (2) the fair market value of a share of our common stock on the date of such grant, which shall vest on the 12 month anniversary of the date of grant. Each of the option grants shall have an exercise price equal to the fair market value of our common stock on the date of grant. Target value for the stock option grants will be calculated using a Black-Scholes model and based on a 30-day trading average (ending the day before the grant date).
Director Compensation Table
The following table sets forth information regarding fees paid to our non-employee directors for their service on our board of directors during the year ended December 31, 2018.

	Fees Earned or Paid in Cash	Option Awards(1)	Stock Awards(1)	Total
Charles J. Abbe	$67,200	$51,952	$46,999	$166,151
Dmitry Akhanov	47,100	51,952	46,999	146,051
Bandel Carano(2)	52,500	51,952	—	104,452
Michael J. Sophie	66,625	51,952	46,999	165,576
Ihab Tarazi	58,000	51,952	46,999	156,951
Rajiv Ramaswami	55,125	51,952	46,999	154,076

(1)
Amounts reflect the grant date fair value of stock options and stock awards (restricted stock units) granted in 2018 calculated in accordance with applicable accounting guidance for share-based payment transactions. Only one stock option and only one restricted stock unit award was granted to each non-employee director in 2018. The valuation assumptions used in determining such amounts are described in Note 16 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission on March 8, 2019.

(2)	Through the record date, Bandel Carano elected not to receive restricted stock unit award as part of his non-employee director compensation in 2018.
As of December 31, 2018, our non-employee directors held outstanding stock options and stock awards as follows:

Name	Stock Options	Stock Awards
Charles J. Abbe	36,054	6,932
Dmitry Akhanov	33,235	6,932
Bandel L. Carano	60,441	—
Michael J. Sophie	50,749	6,932
Ihab Tarazi	22,663	6,932
Rajiv Ramaswami	37,995	6,932

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Our Compensation Committee currently consists of Messrs. Sophie, Tarazi and Ramaswami. Mr. Abbe also served on the Compensation Committee until April 1, 2018. None of the members of our Compensation Committee have, at any time, been one of our officers or employees. None of our executive officers serve, or in the past year have served, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers who serve on our board of directors or Compensation Committee.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transactions
The following is a summary of transactions since January 1, 2018, to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the “Executive Compensation” and “Management—Director Compensation” sections of this proxy statement.
Sale of Russia subsidiary to Rusnano
In December 2018, we signed a definitive agreement with Rusnano to sell our 100% interest in NeoPhotonics Corporation, LLC, the subsidiary for our manufacturing operations in Russia, for approximately book value. The purchase price to be paid by Rusnano will consist of approximately $3.0 million in cash and $1.0 million in cancellation of the remaining penalty payment that would otherwise be owed to Rusnano under a previous rights agreement with Rusnano for our failure to meet certain obligations to provide manufacturing process transition to NeoPhotonics Corporation, LLC. In April 2019, we signed a sale and purchase agreement with Rusnano, completing the sale of our 100% interest in NeoPhotonics Corporation, LLC. See “Security Ownership of Certain Beneficial Owners and Management” for additional information about Rusnano. Dmitry Akhanov, a member of our board of directors, is the President and Chief Executive Officer of Rusnano USA, Inc., a U.S. subsidiary of Rusnano.
Indemnification of Officers and Directors
Our certificate of incorporation includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of a director for monetary damages resulting from breach of his fiduciary duty as a director.
Our bylaws provide that:

•	we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	we may indemnify our other employees and agents as provided in indemnification contracts entered into between us and our employees and agents;

•
we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.
In addition to the indemnification required in our certificate of incorporation and bylaws, we have entered into indemnity agreements with each of our current directors and officers. These agreements provide for the indemnification of our directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We have also obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for liabilities, including liabilities under securities laws. We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and officers.
At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Policies and Procedures for Related Party Transactions
We believe that we executed all of the transactions set forth above on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates, are approved by the Audit Committee of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.
All related party transactions will be reviewed and approved by our Audit Committee. Pursuant to our code of business conduct and ethics, the Audit Committee is responsible for approving, prior to our entry into any transaction involving related parties, all transactions in which we are a participant and in which any parties related to us has or will have a direct or indirect material interest. In reviewing and approving these transactions, our Audit Committee will obtain, or will direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval.

OTHER MATTERS
We know of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons voting the proxies.
Whether or not you intend to be present at the Annual Meeting, we urge you to submit your voted proxy promptly.
By order of the board of directors,
Timothy S. Jenks
President, Chief Executive Officer and
Chairman of the Board of Directors
San Jose, California
Dated: April 22, 2019
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission, is available without charge upon written request to Judi L. Otteson, Vice President & General Counsel, NeoPhotonics Corporation, 2911 Zanker Road, San Jose, California 95134 USA.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 4, 2019, at our principal office located at 2911 Zanker Road, San Jose, California 95314 USA.
The proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission are available at http://IR.neophotonics.com.

ANNEX A
DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS OF
NEOPHOTONICS CORPORATION

Oakland
880
680
237
San Francisco
101
Zanker
Road
Montague
Expy
Exit 7
Montague
Expy
NeoPhotonics
Exit 392
SAN JOSE
AIRPORT
101
San Jose
N

FROM SAN JOSE	FROM SAN FRANCISCO	FROM OAKLAND

Take 101 northbound. Take exit 392 at Montague Expy. Merge onto Montague Expy. Turn right at Zanker Road. Turn right into NeoPhotonics’ parking lot. Proceed to the building at 2911 Zanker to check in.	Take 101 southbound. Take exit 392 at Montague Expy. Merge onto Montague Expy. Turn right at Zanker Road. Turn right into NeoPhotonics’ parking lot. Proceed to the building at 2911 Zanker to check in.	Take 880 southbound. Take exit 7 at Montague Expy. Merge onto Montague Expy. Turn left at Zanker Road. Turn right into NeoPhotonics’ parking lot. Proceed to the building at 2911 Zanker to check in.

A-1

ANNEX B
NeoPhotonics Corporation
Amended and Restated 2010 Employee Stock Purchase Plan

1.	General; Purpose.
(a)The Plan provides a means by which Eligible Employees of the Company and certain designated Related Corporations may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan.
(b)The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.
2.Administration.
(a)The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).
(b)The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)To determine when and how Purchase Rights will be granted and the provisions of each Offering (which need not be identical).
(ii)To designate from time to time which Related Corporations will be eligible to participate in the Plan.
(iii)To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for the administration of the Plan. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.
(iv)To settle all controversies regarding the Plan and Purchase Rights.
(v)To amend the Plan at any time as provided in Section 12.
(vi)To suspend or terminate the Plan at any time as provided in Section 12.
(vii)Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan.
(viii)To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside the United States.
(c)The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references to the Board in this Plan and in any applicable Offering Document will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
(d)All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
3.Shares of Common Stock Subject to the Plan.
(a)Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the shares of Common Stock that may be sold pursuant to Purchase Rights shall not exceed in the aggregate 5,542,568 shares consisting of (i) 1,500,000 new shares, (ii) 342,568 shares of Common Stock originally approved under the Plan as of the IPO Date, plus (iii) an additional

3,700,000 shares of Common Stock that were previously added pursuant to the automatic annual evergreen increase provisions previously in effect under the Plan.
(b)If any Purchase Right terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.
(c)The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.
4.Grant of Purchase Rights; Offering.
(a)The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate and will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering will be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.
(b)If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.
(c)The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.
5.Eligibility.
(a)Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation. Except as provided in Section 5(b), an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two (2) years. In addition, the Board may provide that no Employee will be eligible to be granted Purchase Rights unless, on the Offering Date, such Employee’s customary employment with the Company or the Related Corporation is more than twenty (20) hours per week and more than five (5) months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code.
(b)The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:
(i)the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;
(ii)the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and
(iii)the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.
(c)No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.
(d)As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.
(e)Officers of the Company and any designated Related Corporation, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.
6.Purchase Rights; Purchase Price.
(a)On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, but in either case not exceeding fifteen percent (15%) of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.
(b)The Board will establish one (1) or more Purchase Dates during an Offering on which Purchase Rights granted pursuant to that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.
(c)In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant pursuant to such Offering, (ii) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date pursuant to such Offering, (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering, and/or (iv) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date pursuant to such Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under such Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock available will be made in as nearly a uniform manner as will be practicable and equitable.
(d)The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be not less than the lesser of:
(i)an amount equal to eighty-five percent (85%) of the Fair Market Value of the shares of Common Stock on the Offering Date; or
(ii)an amount equal to eighty-five percent (85%) of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.
7.Participation; Withdrawal; Termination.
(a)An Eligible Employee may elect to authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified in the Offering, an enrollment form provided by the Company. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where applicable law requires that Contributions be deposited with a third party. To the extent provided in the Offering, a Participant may begin such Contributions on or after the Offering Date. To the extent provided in the Offering, a Participant may thereafter decrease (including to zero) or increase his or her Contributions. To the extent specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash or check prior to a Purchase Date.
(b)During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute to such Participant all of his or her accumulated but unused Contributions without interest. A Participant’s withdrawal from an Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.
(c)Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. The Company will distribute to such individual all of his or her accumulated but unused Contributions without interest.
(d)Purchase Rights will not be transferable by a Participant except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10. During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant.
(e)Unless otherwise specified in an Offering, the Company will have no obligation to pay interest on Contributions.
8.Exercise of Purchase Rights.
(a)On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued upon the exercise of Purchase Rights unless specifically provided for in the Offering.
(b)Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such next Offering, in which case such amount will be distributed to such Participant after the final Purchase Date without interest. If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be distributed in full to such Participant after the final Purchase Date of such Offering without interest.
(c)No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable federal, state, foreign and other securities and other laws applicable to the Plan. If, on a Purchase Date, the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in such compliance, except that the Purchase Date will not be delayed more than twelve (12) months and the Purchase Date will in no event be more than twenty-seven (27) months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest.
9.Covenants of the Company.
The Company will seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10.	Designation of Beneficiary.
(a)The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.
(b)If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
11.Adjustments upon Changes in Common Stock; Corporate Transactions.
(a)In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a); (ii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights; and (iii) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.
(b)In the event of a Corporate Transaction, (i) any surviving or acquiring corporation (or its parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue outstanding Purchase Rights or does not substitute similar rights for outstanding Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock within ten (10) business days prior to the Corporate Transaction under such Purchase Rights, and such Purchase Rights will terminate immediately after such purchase.
12.Amendment, Suspension or Termination of the Plan.
(a)The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by applicable law or listing requirements.
(b)The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.
(c)Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including, without limitation, any such regulations or other guidance that may be issued or amended after the Effective Date, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code.
Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13.	Effective Date of Plan.
The Plan originally became effective on the IPO Date. This amendment and restatement of the Plan is effective on the Effective Date.

14.	Miscellaneous Provisions.
(a)Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.
(b)A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c)The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation, or on the part of the Company or a Related Corporation to continue the employment of a Participant.
(d)The provisions of the Plan shall be governed by the laws of the State of California without resort to that state’s conflicts of laws rules.
15.Definitions.
As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:
(a)“Board” means the Board of Directors of the Company.
(b)“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(c)“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(d)“Committee” means a committee of one (1) or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).
(e)“Common Stock” means the common stock of the Company.
(f)“Company” means NeoPhotonics Corporation, a Delaware corporation.
(g)“Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions.
(h)“Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;
(ii)a sale or other disposition of at least fifty percent (50%) of the outstanding securities of the Company;
(iii)a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(i)“Director” means a member of the Board.
(j)“Effective Date” means the date of the annual meeting of stockholders of the Company held in 2019, provided that this Plan is approved by the Company’s stockholders at such meeting.
(k)“Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(l)“Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(m)“Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.
(n)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(o)“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i)If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
(ii)Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.
(iii)In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with applicable laws and in a manner that complies with Section 409A of the Code.
(p) “IPO Date” means the date of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Common Stock, pursuant to which the Common Stock was priced for the initial public offering.
(q)Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.
(r)“Offering Date” means a date selected by the Board for an Offering to commence.
(s)“Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.
(t)“Participant” means an Eligible Employee who holds an outstanding Purchase Right.
(u) “Plan” means this NeoPhotonics Corporation Amended and Restated 2010 Employee Stock Purchase Plan.
(v)“Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.
(w)“Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.
(x)“Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.
(y)“Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
(z)“Securities Act” means the Securities Act of 1933, as amended.
(aa)“Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%). For purposes of the foregoing clause (i), the Company will be deemed to “Own” or have “Owned” such securities if the Company, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(bb)“Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed (including, but not limited to, the NYSE, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto) is open for trading.

ANNUAL MEETING OF STOCKHOLDERS OF

NEOPHOTONICS CORPORATION

June 4, 2019

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/16875/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20203030000000000000 0 060419

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED IN PROPOSAL NO. 1, "FOR" PROPOSAL NO. 2, AND "FOR" PROPOSAL NO. 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends you vote FOR the following:

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Ihab Tarazi
○ Rajiv Ramaswami

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

NEOPHOTONICS CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS JUNE 4, 2019 9:00 AM
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Timothy S. Jenks and Elizabeth L. Eby or either of them, as proxies of the stockholders, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of NEOPHOTONICS CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM Pacific Time on June 4, 2019, at 2911 Zanker Road, San Jose, CA 95134 USA, and any adjournment or postponement thereof.

The Board of Directors recommends a vote "FOR" all nominees listed in Proposal No. 1, "FOR" Proposal No. 2, and "FOR" Proposal No. 3.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES FOR THE BOARD OF DIRECTORS LISTED IN PROPOSAL NO. 1, "FOR" PROPOSAL NO. 2, AND "FOR" PROPOSAL NO. 3.

(Continued and to be signed on the reverse side.)

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